UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

CORELOGIC, INC.

(Name of Registrant as Specified In Its Charter)

Senator Investment Group LP

Senator Management LLC

Senator GP LLC

Senator Master GP LLC

Douglas Silverman

Senator Focused Strategies LP

Senator Global Opportunity Master Fund LP

Senator Focused Holdings LP

Cannae Holdings, Inc.

Cannae Holdings, LLC

W. Steve Albrecht

Martina Lewis Bradford

Gail Landis

Wendy Lane

Ryan McKendrick

Katherine “KT” Rabin

Sreekanth Ravi

Lisa Wardell

Henry W. “Jay” Winship

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT

IN CONNECTION WITH A SPECIAL MEETING

OF STOCKHOLDERS OF CORELOGIC, INC.

PROXY STATEMENT

OF

SENATOR FOCUSED STRATEGIES LP

To the Stockholders of CoreLogic, Inc.:

This proxy statement (this “Proxy Statement”) and the enclosed GOLD proxy card (the “GOLD Proxy Card”) are being furnished to you as a stockholder of CoreLogic, Inc., a Delaware corporation (the “Company” and/or “CoreLogic”), by and on behalf of Senator Focused Strategies LP (“SFS,” “we,” “our” or “us”), in connection with the solicitation of revocable proxies by SFS for use at the special meeting of stockholders of the Company, scheduled to be held on Tuesday, November 17, 2020 at 8:00 a.m., local time, at the Company’s headquarters, located at 40 Pacifica, Irvine, California 92618, for the purposes described below (including any adjournments, postponements or other delays thereof and any meeting held in lieu thereof, the “Special Meeting”).

As of the date of this Proxy Statement, SFS is the record holder of 100 shares of the Company’s common stock, par value $0.00001 per share (“Shares” or “Company Common Stock”). As of the date of this Proxy Statement, the Participants (as defined below) represent holders of Shares entitled to vote 7,820,100 Shares in the aggregate, comprising approximately 9.84% of the Company’s outstanding Shares based on 79,495,658 Shares outstanding as of September 18, 2020, as reported in the Company’s definitive proxy statement with respect to the Special Meeting filed on September 22, 2020 (the “Company’s Definitive Proxy Statement”). The Participants in this solicitation intend to vote all of their Shares “FOR” the Proposals as described herein.

The date of this Proxy Statement is September 23, 2020. This Proxy Statement and the enclosed GOLD Proxy Card are first being sent or given to stockholders on or about September 23, 2020.

We are soliciting your proxy for the Special Meeting regarding the proposals (the “Proposals”) set forth in the section of this Proxy Statement titled “Proposals for the Special Meeting.”

On June 26, 2020, Senator Investment Group LP (“Senator”) and Cannae Holdings, Inc. (“Cannae”) made an offer to the board of directors of the Company (the “Board”) proposing the acquisition of CoreLogic by Cannae or an affiliate thereof for a purchase price of $65.00 per share in cash (the “Offer”). On September 14, 2020, Senator and Cannae informed the Board of their decision to increase the proposed purchase price to $66.00 per share in cash. Such Offer represents a 39% premium to the Company’s unaffected price of $47.57 per share as of June 15, 2020, and a 28% premium to the Company’s 52-week high of $51.52 per share, 1.8x and 2.2x greater than the 22% and 13% median premiums for recent comparable transactions in this industry respectively.

Since June 15, 2020 to the date of this Proxy Statement, the Company’s stock price has increased by approximately 43%. We believe the market has spoken, and that stockholders see substantial value in the Offer. To date, the Board has failed to engage in good-faith discussions with Senator or Cannae regarding the Offer or provide Senator or Cannae access to due diligence materials in order to determine whether a higher Offer price may be justified, and has further adopted a poison pill and employed a series of other defensive maneuvers in response to the Offer. Therefore, we are seeking to remove a majority of the Board and replace them with highly qualified and independent nominees put forth by SFS, who we believe will act in the best interests of all of the Company’s stockholders.

Accordingly, SFS is asking the Company’s stockholders to vote “FOR” each of the Proposals by using one of the voting methods set forth below.

CoreLogic has set the record date for determining stockholders entitled to notice of and to vote at the Special Meeting as September 18, 2020 (the “Record Date”). Stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. CoreLogic has disclosed that, as of the Record Date, there were 79,495,658 Shares outstanding and entitled to vote at the Special Meeting.

Voting Methods

•	Voting by Mail. A GOLD Proxy Card is enclosed for your use. You may vote your proxy by signing, dating and mailing your GOLD Proxy Card promptly in the enclosed postage paid envelope provided.

•

Voting by Telephone. If you live in the United States, you may vote your proxy toll-free 24 hours a day, 7 days a week up until 11:59 P.M. Eastern Time on November 16, 2020, the day prior to the Special Meeting by calling the toll-free telephone number on the GOLD Proxy Card. Please refer to the voting instructions on the GOLD Proxy Card. If you vote by telephone, please do not return your GOLD Proxy Card by mail.

•

Voting via the Internet. If you wish to vote via the Internet, you may submit your proxy from any location in the world 24 hours a day, 7 days a week, up until 11:59 P.M. Eastern Time on November 16, 2020, the day prior to the Special Meeting by using the URL disclosed on your GOLD Proxy Card. Please refer to the voting instructions on the GOLD Proxy Card. If you vote through the Internet, please do not return your GOLD Proxy Card by mail.

•

Vote in person by attending the Special Meeting. Written ballots will be distributed to stockholders who wish to vote in person at the Special Meeting. If you hold your Shares through a bank, broker or other nominee, you must obtain a legal proxy from such custodian in order to vote in person at the Special Meeting. Although the Special Meeting is currently planned to be held in person, as part of CoreLogic’s contingency planning regarding the novel coronavirus (COVID-19) pandemic, the Company is preparing for the possibility that the Special Meeting may be held by means of remote communication (sometimes referred to as a “virtual” meeting). If the Company decides to hold a “virtual” meeting, we will provide you with any details provided by the Company for viewing and participating in the Special Meeting remotely. However, in light of the coronavirus (COVID-19) pandemic, we are urging all stockholders to take advantage of voting by mail, Internet or telephone. Whether or not you expect to attend the Special Meeting, please vote your GOLD Proxy Card by mail, telephone or Internet in accordance with the instructions described above.

If you hold your Shares through a bank, broker or other nominee and you do not intend to vote in person at the Special Meeting, only such nominee can vote your Shares, and only after receiving specific voting instructions from you. Please contact your bank, broker or nominee and instruct them to vote a GOLD Proxy Card “FOR” each of the Proposals thereon. In most instances you may vote by telephone or over the internet as instructed by your bank, broker or nominee. SFS urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to SFS in care of D.F. King to the address below, so that SFS will be aware of all instructions given and can attempt to ensure that such instructions are followed.

If SFS receives GOLD Proxy Cards that have no explicit voting instructions, SFS intends to vote such proxies “FOR” each of the Proposals thereon.

Pursuant to the GOLD Proxy Cards, we are requesting authority (i) to initiate and vote “FOR” the Proposals, (ii) to oppose and vote against any other matters which SFS does not know, a reasonable time before the date of the Special Meeting, are to be presented at the Special Meeting and (iii) to oppose and vote against any proposal to adjourn or postpone the Special Meeting.

If you have any questions, require assistance in voting your GOLD Proxy Card, or need additional copies of this Proxy Statement or the GOLD Proxy Card, please contact our proxy solicitor at:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Toll-free: (877) 478-5047

Banks and brokers: (212) 269-5550

Email: CoreLogic@dfking.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. In addition to delivering printed versions of this Proxy Statement and the GOLD Proxy Card to all stockholders by mail, this Proxy Statement and GOLD Proxy Card are also available on the Internet. You have the ability to access and print this Proxy Statement and the GOLD Proxy Card at https://www.UnlockingCoreLogic.com. As a stockholder of CoreLogic, you may receive the Company’s proxy statement with respect to the Special Meeting and the accompanying proxy card. Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Please make certain that the latest dated proxy card you return is the GOLD Proxy Card.

THIS SOLICITATION OF PROXIES IS BEING MADE BY SFS, AND NOT ON BEHALF OF THE COMPANY OR THE BOARD. YOUR VOTE IS IMPORTANT TO US, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. WE URGE YOU TO VOTE “FOR” THE PROPOSALS BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. YOU MAY ALSO VOTE BY TELEPHONE USING THE TOLL-FREE NUMBER ON THE GOLD PROXY CARD OR VIA THE INTERNET USING THE URL PROVIDED ON THE GOLD PROXY CARD.

REASONS FOR THIS PROXY SOLICITATION

Senator is a hedge fund advisor that specializes in identifying investment targets and, frequently through Senator’s active involvement, benefitting from the appreciation in their stock price over time. In October 2019, Senator identified CoreLogic as an attractive investment target because it believed that the stock was undervalued in the market due to a long history of poor execution, inability to meet long term targets, failed capital allocation, and a history of obfuscating organic growth. Specifically, Senator noted that the Company’s five-year total shareholder return underperformed its broad peer group’s average total shareholder return over the same period by 141% (which broad peer group was defined by Senator as Automatic Data Processing, Black Knight, CoStar, Euronet Worldwide, Equifax, FactSet, Fair Isaac, FleetCor, Global Payments, IHS Markit, Jack Henry & Associates, Moody’s, MSCI Inc., Paychex, RealPage, S&P Global, SS&C Technologies, Thomson Reuters, TransUnion and Verisk). Senator further noted its belief that the Company’s three-year average organic revenue growth was -2% relative to its closest peers average of 6% over the same period (which close peer group was defined by Senator as CoStar, Equifax, Experian, FactSet, Fair Isaac, IHS Markit, Moody’s, MSCI Inc., S&P Global, TransUnion and Verisk), as well as its view that the Company had failed to achieve numerous previously announced long-term targets, including a three-year target announced in 2011 to achieve a 30% EBITDA margin, a data and analytics revenue target to over 50% of total revenue announced in 2013, and improved diversification and growth of its insurance, transportation and energy divisions announced in 2013 and 2014. Furthermore, Senator noted that the Company had completed several recent acquisitions which, in Senator’s view, have performed poorly, including the acquisition of five valuation technology and appraisal management companies between 2015 and 2018, after which the Company announced a “transformation” initiative leading to over $100 million of revenue attrition in these same businesses. Senator also noted its view that the Company has repeatedly re-segmented and altered its organic growth reporting methodology, which has made it difficult for analysts and stockholders to evaluate the business. Senator believed the combination of these factors explained the substantial underperformance in CoreLogic’s stock price when compared to its industry peers. Senator evaluated various strategies to improve CoreLogic’s performance for the benefit of all stockholders and through that analysis came to the conclusion that the best path forward was a sale of the company to the highest bidder. Therefore, Senator sought to devise a strategy whereby it and its investors could effect a sale of the Company to the highest bidder.

On June 26, 2020, Senator Investment Group LP (“Senator”) and Cannae Holdings, Inc. (“Cannae”) made an offer to the board of directors of the Company (the “Board”) proposing the acquisition of CoreLogic by Cannae or an affiliate thereof for a purchase price of $65.00 per share in cash (the “Offer”). On September 14, 2020, Senator and Cannae informed the Board of their decision to increase the proposed purchase price to $66.00 per share in cash. Such Offer represents a 39% premium to the Company’s unaffected price of $47.57 per share as of June 15, 2020, and a 28% premium to the Company’s 52-week high of $51.52 per share, 1.8x and 2.2x greater than the 22% and 13% median premiums for recent comparable transactions in this industry respectively.

Since June 15, 2020 to the date of this Proxy Statement, the Company’s stock price has increased by approximately 43%. We believe the market has spoken, and that stockholders see substantial value in the Offer. To date, the Board has failed to engage in good-faith discussions with Senator or Cannae regarding the Offer or provide Senator or Cannae access to due diligence materials in order to determine whether a higher price than the Offer may be justified, and has further adopted a poison pill and employed a series of other defensive maneuvers in response to the Offer. In our opinion, the current Board is no longer capable of acting in the best interests of stockholders and it is time for new directors with the fresh perspectives to evaluate in good faith the Offer. We are therefore seeking to remove a majority of the Board and replace them with highly qualified and independent nominees put forth by SFS, who we believe will act in the best interests of all of the Company’s stockholders. Although the Nominees (as defined below) have not made any commitment to us if elected other than that they will serve as directors of the Company, exercise their independent judgment in accordance with their fiduciary duties in all matters before the Board and otherwise discharge their duties as directors of the Company consistent with all applicable legal requirements, we believe that the Nominees, if elected, are more likely than the current Board to effectively maximize stockholder value, which could include entering into good-faith discussions with us with respect to our Offer and/or seeking alternative proposals from other third parties to acquire the Company pursuant to an auction process or otherwise. We would not expect Cannae or Senator to receive preferential treatment from the Board in connection with the foregoing.

BACKGROUND AND PAST CONTACTS

In October 2019, representatives of Senator approached representatives of Cannae to discuss Cannae’s interest in making an acquisition proposal for the Company. Over the course of the next two months, representatives of

Senator and Cannae continued their discussions, including with respect to a potential bidding approach, the Company’s anticipated response to a bid and each of their respective roles in pursuing the bid strategy. Representatives of Senator and Cannae also discussed the provision in the Company’s founding documents that provided for a 10-year purchase right in favor of First American Financial Corporation in the event of a change of control of the Company involving certain potential acquirors, including possibly Cannae, which provision did not expire until June 1, 2020. Following these discussions, each of Senator and Cannae concluded that it had a mutual interest in making a significant investment in the Company.

Between October 2019 and June 2020, Senator Global Opportunity Master Fund LP (“SGOM”) and Senator Focused Strategies LP (“SFS”) acquired Shares of Company Common Stock, cash-settled total return swaps referencing shares of Company Common Stock, and total return swaps and over-the-counter forward purchase contracts referencing shares of Company Common Stock.

On June 17, 2020, SFS, SGOM and Cannae Holdings, LLC (“Cannae Holdings”) entered into a letter agreement (the “Letter Agreement”), pursuant to which the parties agreed that (a) subject to certain exceptions, neither Cannae Holdings nor any of its affiliates, will trade in, acquire or sell any securities, swaps, or derivative securities of the Company until the occurrence of a Termination Event (as defined in the Letter Agreement); (b) subject to certain exceptions, neither SGOM nor any of its affiliates (other than SFS), will trade in, acquire or sell any securities, swaps, or derivative securities of the Company until the earlier to occur of a Termination Event or Offer Abandonment (as defined in the Letter Agreement); provided that if SGOM or any of its affiliates (other than SFS) undertakes any such transactions following an Offer Abandonment but prior to a Termination Event, Cannae Holdings may elect to participate in such transaction on a pro rata basis, based upon Cannae Holdings’ interest in SFS relative to that of Senator and any of its affiliates; (c) subject to certain exceptions, SFS will not sell any shares of Company Common Stock or enter into any short position (or purchase any swap or derivative security equivalent to a short position) during the period beginning on June 30, 2020 and ending upon the earlier of a Termination Event or Offer Abandonment; (d) until the occurrence of a Termination Event, Cannae Holdings will cause all shares of Company Common Stock held by it or its affiliates to be voted in favor of any nomination or other proposal submitted by SFS, SGOM or their affiliates, against any competing nomination or proposal, and against any proposal that would be reasonably likely to impair the success of a proposal or nomination submitted by SFS, SGOM or their affiliates; and (e) until the earlier to occur of a Termination Event or Offer Abandonment, SFS and SGOM will cause all shares of Company Common Stock held by such entity or its affiliates to be voted in favor of an acquisition transaction between the Company and Cannae or an affiliate thereof, in favor of any other proposals submitted by Cannae Holdings in connection therewith, and against any proposal that would be reasonably likely to impair the ability of Cannae Holdings to consummate an acquisition transaction between the Company and Cannae or an affiliate thereof. The foregoing is qualified in its entirety by reference to the Letter Agreement, which is attached hereto as Exhibit A.

On June 26, 2020, Senator and Cannae sent a public letter to the Board (the “June 26 Letter”), which letter included a proposal by Cannae to acquire the Company at a price of $65.00 per share in cash, representing an enterprise value for the Company equal to approximately $7 billion. The June 26 Letter noted that the proposed purchase price represented a 37% premium to the Company’s unaffected stock price, and 34% to the Company’s 30-day volume-weighted average price, in each case as of June 15, 2020. The June 26 Letter also requested access to customary due diligence materials and an opportunity for Senator and Cannae to discuss the proposal with the Board. Later that day, the Company publicly acknowledged receipt of Senator’s and Cannae’s letter to the Board.

On June 28, 2020, Cannae received a “highly confident letter” from BofA Securities, Inc. (“BofA Securities”) regarding debt financing for the proposed acquisition (the “Highly Confident Letter”). The Highly Confident Letter indicated that BofA Securities is highly confident of its ability as the lead left arranger and bookrunner to arrange and syndicate the credit facilities in connection with Cannae’s proposed bid to acquire the Company.

On June 30, 2020, Senator and Cannae jointly filed a Schedule 13D with the U.S. Securities and Exchange Commission (the “Schedule 13D”). The Schedule 13D provided that Senator, Cannae and their respective affiliates held an aggregate economic interest in approximately 15% of the outstanding shares of Company Common Stock, consisting of ownership of approximately 8.2% of the outstanding shares of Company Common Stock, shares of Company Common Stock underlying total return swaps and over-the-counter forward purchase contracts equal to approximately 1.8% of the outstanding shares of Company Common Stock and cash-settled total return swaps referencing approximately 5% of the outstanding shares of Company Common Stock.

Between June 26, 2020 and July 7, 2020, representatives of Senator and Cannae made multiple requests to meet with representatives of the Company to discuss the acquisition proposal.

On July 7, 2020, despite having not accepted Senator’s and Cannae’s invitation to meet to discuss the acquisition proposal, the Board delivered to Senator and Cannae a public letter in which it rejected the acquisition proposal in the June 26 Letter. In the letter, the Company asserted its belief that the acquisition proposal undervalues the Company and alleged that an acquisition by Cannae raised certain antitrust concerns, which antitrust concerns are, in Senator’s and Cannae’s view, unsupported by fact. Furthermore, the Company noted in its letter that it would be willing to meet with Senator and Cannae to discuss the acquisition proposal.

On July 7, 2020, the Company also (i) adopted a shareholder rights plan (also known as a poison pill), which Senator and Cannae believe was intended to prevent Senator and Cannae from pursuing further investment opportunities in the Company and (ii) increased financial guidance for the Company’s fiscal years 2021 and 2022.

On July 7, 2020, Senator and Cannae publicly responded to the Board’s rejection of the acquisition proposal, noting:

•	their disappointment in the Board’s rejection of the proposal “without any sign of seriously considering” it;

•

the “list of defensive measures” implemented by the Board, including “hiring defense advisory firms weeks ago despite public statements that they had no knowledge of our interest, raising guidance in a highly irregular evening announcement five days before the end of the quarter, refusing to engage with us, and now adopting a poison pill while summarily rejecting our proposal with the typical smokescreen of regulatory concerns and overly optimistic multi-year projections”;

•

that the newly announced multi-year forecast implies wildly optimistic assumptions, including mortgage originations well above consensus industry projections of more than 20% mortgage market contraction (according to Mortgage Bankers Association) and at least 5% organic growth, even after years of poor organic growth;

•	their willingness to call a special meeting of stockholders as soon as July 28, 2020; and

•

that Senator and Cannae had thoroughly reviewed all potential regulatory and antitrust matters prior to making the proposal and determined that there are no material hurdles to the consummation of a transaction, while committing to signing an acquisition agreement with a ‘hell or high water’ provision (committing Cannae to take all actions necessary to obtain antitrust approval).

On July 7, 2020, a representative of Senator sent an email to representatives of the Company to request a meeting to discuss the acquisition proposal.

On July 14, 2020, representatives of Senator and Cannae met with representatives of the Company and its financial and legal advisors. During the meeting, representatives of the Company reiterated their antitrust concerns and raised additional concerns with respect to Senator’s and Cannae’s ability to finance the transaction. Representatives of the Company asked a limited number questions regarding these topics, which Senator and Cannae addressed thoroughly. Specifically, Senator and Cannae noted that there is no material antitrust risk to a combination as neither Senator nor Cannae has any overlapping businesses with the Company. Senator and Cannae reiterated their willingness to agree to a “hell or high water” provision with respect to antitrust approval, reflecting Senator and Cannae’s belief that receipt of antitrust approval would not be an obstacle to consummating a transaction. Senator and Cannae further noted that they were confident that Senator and Cannae had access to sufficient capital to consummate a transaction, and offered to send the Company a copy of the Highly Confident Letter received from BofA Securities, as well as make a representative of BofA Securities available to discuss the financing prospects for the transaction. Senator and Cannae also reiterated that they did not expect any definitive merger agreement entered into with respect to a transaction to contain any financing contingencies. Additionally, Senator and Cannae expressed the basis for their valuation and noted that they were open-minded to increasing the proposed purchase price should their findings in due diligence justify such an increase. At that point, Senator and Cannae once again requested access to due diligence materials.

On July 15, 2020, legal counsel to Senator and Cannae held a conference call with legal counsel to the Company to discuss the regulatory issues raised by the Company. Later that day, legal counsel to Cannae sent a copy of the Highly Confident Letter to legal counsel to the Company and an outside advisor to the Company, and again offered to make a representative of BofA Securities available to discuss the financing prospects for the transaction.

The Company did not accept Senator’s and Cannae’s offer to make BofA Securities available for a discussion regarding the financing.

On July 15, 2020, the Company issued a Form 8-K indicating that it had received written notification from the Federal Trade Commission (the “FTC”) that the FTC is conducting an investigation of the proposed acquisition of the Company by Cannae and Senator, and requesting that the Company produce information in connection with that investigation. Subsequently, Senator and Cannae also received written notification from the FTC that the FTC is conducting an investigation in connection with the investment.

On July 16, 2020, SFS sent (i) a letter to the Company (the “Demand Letter”) requesting certain stockholder list materials pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”) and (ii) a letter to the Company requesting copies of (A) the written director questionnaire referred to in Article II, Section 2.10 of the Bylaws (the “Questionnaire”) and (ii) the written representation and agreement relating to the matters set forth in Article II, Section 2.10(c)(ii) of the Bylaws (the “Written Representation and Agreement”).

On July 17, 2020, Senator and Cannae delivered a private letter to the Board in which they referenced the “full and candid conversations” that had occurred among the parties’ advisors with respect to the regulatory and financing issues raised by the Company. The letter provided that Senator and Cannae “firmly believe [the Company’s] financing and regulatory questions have now been addressed.” The letter also reiterated Senator’s and Cannae’s request for access to due diligence materials, and noted that Senator and Cannae “are open-minded to a price increase but would only do so after conducting due diligence that demonstrates a higher price is justified.”

On July 20, 2020, the Company issued a public statement rejecting Senator’s and Cannae’s request for access to due diligence materials.

On July 23, 2020, the Company released its second quarter operating and financial results and held a conference call to discuss such results. The Company’s share price declined on the date of this announcement, as it had on 10 of the last 12 earnings days, which ranks in the bottom 4% of the entire Russell 3000 for frequency of quarters with negative earnings day stock reactions, as well as with respect to the magnitude of such declines.

On July 23, 2020, legal counsel to the Company sent a letter to legal counsel to Senator in response to the Demand Letter (the “Response Letter”). In the Response Letter, the Company’s legal counsel stated that the Company would provide SFS with certain information requested in the Demand Letter, subject to SFS entering into a confidentiality agreement, a form of which was provided with the Response Letter, and payment by SFS of an amount equal to the cost incurred by the Company in connection with furnishing the requested information and materials.

On July 24, 2020, the Company provided to Senator the Questionnaire and the Written Representation Agreement, as requested by Senator on July 16, 2020.

On July 27, 2020, the Company issued the Company 10-Q, filed with the SEC on July 27, 2020, showing the Company had increased its shares of Company Common Stock outstanding thereby reducing the Participants’ beneficial ownership position to 9.99%.

On July 29, Senator and Cannae issued a press release, which indicated, among other things, Senator’s and Cannae’s intention to seek to call a Special Meeting for the purpose of removing a majority of the Board and replacing them with the Nominees.

On July 30, 2020, SFS delivered to the Company a letter (the “Record Date Request Letter”), pursuant to which SFS requested that the Special Meeting Request Record Date be set by the Company.

On July 31, 2020, SFS filed its preliminary proxy statement in connection with the solicitation of written requests for a special meeting.

On August 6, 2020, SFS filed a revised preliminary proxy statement in connection with the solicitation of written requests for the Special Meeting.

On August 9, 2020, the Company sent a letter to SFS in response to the Record Date Request Letter, which, among other things, informed SFS that the Board had set the close of business on August 19, 2020 as the Special Meeting Request Record Date and that the Board had called a special meeting of stockholders to be held on November 17, 2020 for the purpose of considering and voting on the replacement of up to nine (9) CoreLogic Directors with nominees identified by Senator and Cannae. Also in that letter, the Company claimed that the Record Date Request Letter was, despite its over 500 pages of detailed information, deficient and asserted that stockholders are not permitted to fill vacancies on the Board at a special meeting of stockholders. On August 9, 2020, the Company also issued a press release announcing its calling of such special meeting and announcing that the Board had set the close of business on August 19, 2020 as the Special Meeting Request Record Date.

On August 10, 2020, representatives of Senator proposed to representatives of the Company that the parties enter into an agreement, whereby SFS would agree to withdraw its solicitation statement in connection with the solicitation of written requests for a special meeting and the Company would agree to (i) hold a special meeting of stockholders on November 17, 2020, without any adjournment, delay or postponement, for the sole purpose of presenting the Proposals (as defined below) to the stockholders and (ii) fill any vacancies on the Board that exist following the removal of any directors at the special meeting of stockholders by appointing as members of the Board the Nominees (as defined below), if any, who have received the affirmative vote of the holders of a majority in voting power of the Company Common Stock present in person or represented by proxy at the special meeting of stockholders. On August 11, 2020, representatives of Senator delivered a draft letter agreement to representatives of the Company with respect to the foregoing.

On August 13, 2020, SFS filed a revised preliminary proxy statement in connection with the solicitation of written requests for the Special Meeting.

On August 14, 2020, the Company issued a statement indicating that it is unwilling to agree to Senator’s request for a binding commitment to hold its special meeting as scheduled on November 17, 2020, without any adjournment, delay or postponement, or appoint Senator’s nominees to the Board if approved at such meeting. The Company noted its belief that an agreement is “unnecessary” because CoreLogic has committed to hold its special meeting on November 17, 2020 and to appoint Senator’s nominees to the Board if elected at the Special Meeting. In an email sent from representatives of the Company to representatives of Senator on the same date, the Company noted that “[t]he Company will continue to be clear by publicly confirming its commitment to holding the meeting on November 17, 2020 and filling vacancies resulting from removal with nominees from your slate who obtain the requisite shareholder approval.”

On August 18, 2020, SFS filed a revised preliminary proxy statement in connection with the solicitation of written requests for the Special Meeting.

On August 19, 2020, SFS filed a definitive proxy statement in connection with the solicitation of written requests for the Special Meeting.

On August 31, 2020, SFS delivered to the Company a request to call a special meeting of stockholders (the “Special Meeting Request”) for the purpose of considering and voting upon the Proposals (as described in the section entitled “Proposals for the Special Meeting”) and evidence that SFS had obtained the requisite written consents necessary to call such special meeting of stockholders. Concurrently with the delivery of the Special Meeting Request, SFS also delivered to the Company a Notice of Stockholder Proposals and Nomination (the “Notice of Stockholder Business and Nominations”), which set forth certain information required by the Bylaws as to the business proposed to be conducted, the nominations proposed to be presented and the stockholder proposing such business or nominations at the special meeting of stockholders called by SFS. We were required to submit the Special Meeting Request and Notice of Stockholder Business and Nominations because, at the same time it issued its August 9, 2020 press release announcing a Special Meeting of stockholders to be held on November 17, 2020, the Company notified us that it could unilaterally cancel such Special Meeting at any time and not allow shareholders to replace directors unless we went through with the cumbersome consent solicitation process to submit a Special Meeting Request. We privately asked the Company to simply commit to hold the Special Meeting it had announced, which the Company refused to do.

On August 31, 2020, Senator and Cannae issued a press release, which indicated, among other things, that SFS submitted the requisite consents as promptly as possible to call a Special Meeting and asking that the Board reconsider its position regarding a potential sale of the Company. Specifically, the press release reiterated Senator’s request that the Company run a legitimate process in order to maximize shareholder value through a sale to the highest bidder and noted that, with appropriate access to diligence, Senator and Cannae are open-minded as to the value of the Offer. The press release further noted that the Company had recently advised proxy voting service providers of two different record dates for the Special Meeting – one on September 18th and another for September 24th – and urged stockholders to settle any trades of the Company’s stock prior to September 18th in order to ensure that such stockholders will be entitled to vote their Shares at the Special Meeting should the earlier record date be chosen by the Company.

On September 4, 2020, the Company issued a press release announcing that the Board had set September 18, 2020 as the Record Date to determine stockholders entitled to notice of and to vote at the Special Meeting. On September 4, 2020, the Company also announced its decision not to call the special meeting of the Company’s stockholders that was requested by Senator pursuant to the Special Meeting Request by asserting a provision in its Bylaws allowing the Company to not call the special meeting requested by Senator if the business requested by Senator was already included in the business of the Special Meeting. In its letter, the Company also claimed that Senator’s Special Meeting Request and Notice of Stockholder Business and Nominations were, despite the over 600 pages of detailed information set forth in such documents, deficient.

On September 4, 2020, the Company filed a preliminary proxy statement with respect to the Special Meeting (the “Company’s Preliminary Proxy Statement”).

On September 8, 2020, SFS filed a preliminary proxy statement with respect to the Special Meeting.

On September 14, 2020, the Company filed an amendment to the Company’s Preliminary Proxy Statement.

On September 14, 2020, Senator and Cannae delivered a letter to the Board (the “September 14 Letter”) in which they notified the Board that they had increased the proposed purchase price of the Offer to $66.00 per share in cash. Senator and Cannae reiterated their request that the Company provide Senator with access to targeted due diligence information regarding the Company. Senator and Cannae also reiterated to the Company that they would be open-minded with respect to further increasing their proposed purchase price should the findings in due diligence justify such an increase. Additionally, Senator and Cannae indicated their willingness to enter into an acquisition agreement with a customary “go-shop” provision structured to welcome other bidders to carry out due diligence and submit higher offers in order to ensure that the Company’s sale process is designed to result in a sale to the highest bidder.

On September 15, 2020, the Board delivered to Senator and Cannae a letter in which it rejected the revised offer set forth in the September 14 Letter. Furthermore, the Company again rejected Senator’s and Cannae’s request for access to targeted due diligence information regarding the Company.

On September 22, 2020, the Company filed the Company’s Definitive Proxy Statement.

PROPOSALS FOR THE SPECIAL MEETING

SFS is soliciting your proxy for the Special Meeting in support of the following Proposals and recommends that you vote your Shares on the GOLD Proxy Card “FOR” each Proposal.

SFS urges stockholders to review the GOLD Proxy Card carefully, as the order in which the Proposals are listed on the GOLD Proxy Card differs from the order in which the Proposals are listed on the Company’s white proxy card.

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Proposal 1 (Removal Proposal): “RESOLVED, to remove from office as directors of the Company J. David Chatham, Douglas C. Curling, John C. Dorman, Paul F. Folino, Thomas C. O’Brien, Pamela H. Patenaude, Vikrant Raina, J. Michael Shepherd and David F. Walker, as well as any other person or persons elected or appointed to the Board without stockholder approval after June 18, 2020 and up to and including the date of the Special Meeting (other than any Nominee set forth herein).”

Pursuant to Section 3.4(b) of Article III of the Bylaws and Section 141(k) of the DGCL, any director or the entire Board may be removed, with or without cause, by the holders of a majority in voting power of all issued and outstanding stock entitled to vote at an election of directors.

We are seeking to remove J. David Chatham, Douglas C. Curling, John C. Dorman, Paul F. Folino, Thomas C. O’Brien, Pamela H. Patenaude, Vikrant Raina, J. Michael Shepherd and David F. Walker from office as directors of the current Board, as well as any other person or persons elected or appointed to the Board without stockholder approval (each, a “New Director”) after June 18, 2020 and up to and including the date of the Special Meeting (other than any Nominee set forth below).

We believe that the existing directors have not acted in the best interest of stockholders with respect to Senator’s and Cannae’s proposal to acquire the Company, as evidenced by the Board’s failure to engage in good-faith discussions with Senator and Cannae regarding the Offer, its failure to provide due diligence materials to Senator and Cannae with respect to the Offer, and its adoption of a poison pill in the face of the Offer. We are seeking to remove nine (9) of the twelve (12) directors, specifically J. David Chatham, Douglas C. Curling, John C. Dorman, Paul F. Folino, Thomas C. O’Brien, Pamela H. Patenaude, Vikrant Raina, J. Michael Shepherd and David F. Walker. We have determined not to seek removal of Frank D. Martell, Claudia Fan Munce and Jaynie Miller Sudenmund because while we believe that each of the existing directors has failed to act in the best interest of stockholders, Senator and Cannae also believe that there is a benefit to maintaining a minority of the existing directors on the Board in order to ensure an orderly transition upon the Nominees’ appointment to the Board.

We are seeking to remove a majority of the directors on the Board in order to avail ourselves of rights pursuant to Section 223(c) of the DGCL, which provides that, subject to certain stockholder requirements, the Delaware

Court of Chancery may summarily order an election to be held to fill any vacancies on the Board if the directors then in office constitute less than a majority of the whole board. We believe that it is prudent for us to be in a position to exercise such rights in the event Proposal 1 (Removal Proposal) is passed because the Company has (i) privately communicated to us that the Board believes that stockholders do not have the ability to fill vacancies on the Board at the Special Meeting and (ii) preserved the remaining directors’ ability not to appoint the Nominees to the Board even if they receive the requisite vote at the Special Meeting if the remaining directors determine that such appointment would be in conflict with applicable law.

We have, in accordance with federal securities laws and the rules and regulations promulgated thereunder, provided stockholders with a way to vote for removal of less than all of the directors listed in the foregoing resolution by checking the “FOR REMOVAL EXCEPT” box on the GOLD Proxy Card and writing below that box the name(s) of the director(s) that the stockholder does not wish to remove.

A proxy marked “WITHHOLD AUTHORITY” for the removal of all of the directors or “FOR REMOVAL EXCEPT” with respect to any specific director will not be considered to have been voted for or against the removal of any such director.

We strongly urge you to vote “FOR” Proposal 1 (Removal Proposal) by signing, dating and returning the enclosed GOLD Proxy Card in the enclosed postage paid envelope. You may also vote by telephone using the toll-free number on the GOLD Proxy Card or over the Internet using the Internet address on the GOLD Proxy Card. If your Shares are held in street name, your broker or other nominee will have enclosed a GOLD voting instruction card with this Proxy Statement. We strongly encourage you to vote your Shares by following the instructions provided on the GOLD voting instruction card.

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Proposal 2 (Nomination Proposal): “RESOLVED, to nominate the nominees—W. Steve Albrecht, Martina Lewis Bradford, Gail Landis, Wendy Lane, Ryan McKendrick, Katherine “KT” Rabin, Sreekanth Ravi, Lisa Wardell and Henry W. “Jay” Winship (individually, a “Nominee” and, collectively, the “Nominees”)—for appointment to the Board by the directors then in office, if and to the extent one or more of the current directors of the Company is removed from the Board pursuant to the valid adoption of Proposal 1.”

We are seeking the nomination of W. Steve Albrecht, Martina Lewis Bradford, Gail Landis, Wendy Lane, Ryan McKendrick, Katherine “KT” Rabin, Sreekanth Ravi, Lisa Wardell and Henry W. “Jay” Winship for appointment to the Board, by the directors of the Company then in office, to the extent there are vacancies on the Board pursuant to the adoption of Proposal 1 (Removal Proposal). We are not aware of any existing vacancy on the Board, nor are we aware of any intention by the Company to have a vacancy on the Board as of the Special Meeting, other than those that may be created by the adoption of Proposal 1 (Removal Proposal).

Each Nominee is highly qualified, accomplished and experienced, and except as set forth in this Proxy Statement, we believe that each Nominee is independent of Senator, Cannae, the Company or any of its subsidiaries. Each Nominee has consented to be named in this Proxy Statement and to serve as a director of the Company, if appointed. If the Nominees are appointed, they intend to discharge their duties as directors of the Company consistent with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors. If appointed, each Nominee would serve as a director for a term ending at the Company’s annual meeting in 2021. We do not expect that any of the Nominees will be unable to stand for election. In the event that any Nominee is unable to serve or for good cause will not serve, we may seek to replace such Nominee with a substitute nominee to the extent substitution is permissible under applicable law and the Company’s organizational documents.

The Company has disclosed that if Proposal 2 (Nomination Proposal) is adopted, the directors remaining in office will, subject to applicable law, fill any vacancies on the Board resulting from the adoption of Proposal 1 (Removal Proposal) with the Nominees who have received the affirmative vote of the holders of a majority in voting power of the Company’s stock entitled to vote thereon, present in person or represented by proxy at the Special Meeting. The Company has also disclosed that if the number of Nominees approved by stockholders exceeds the number of vacancies on the Board resulting from the removal of the current directors of the Company, the directors remaining in office will fill such vacancies with the Nominees receiving the highest number of affirmative votes, subject to applicable law or, in the event of a tie, the directors remaining in office shall determine which of the Nominees receiving the highest number of affirmative votes will fill such vacancies. The Company has disclosed that the Board is not currently aware of any facts that would prevent any of the Nominees from being appointed to the Board under applicable law.

We have, in accordance with federal securities laws and the rules and regulations promulgated thereunder, provided stockholders with a way to vote for inclusion of less than all of the Nominees listed in the foregoing resolution by checking the “FOR ALL EXCEPT” box on the GOLD Proxy Card and writing below that box the name(s) of the Nominee(s) that the stockholder does not wish to nominate.

A proxy marked “WITHHOLD AUTHORITY” with respect to all of Nominees or “FOR ALL EXCEPT” with respect to any specific Nominee will not be considered to have been voted for or against the election of any such Nominee.

We strongly urge you to vote “FOR” Proposal 2 (Nomination Proposal) by signing, dating and returning the enclosed GOLD Proxy Card in the enclosed postage paid envelope. You may also vote by telephone using the toll-free number on the GOLD Proxy Card or over the Internet using the Internet address on the GOLD Proxy Card. If your Shares are held in street name, your broker or other nominee will have enclosed a GOLD voting instruction card with this Proxy Statement. We strongly encourage you to vote your Shares by following the instructions provided on the GOLD voting instruction card.

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Proposal 3 (Bylaw Repeal Proposal): “RESOLVED, to repeal each provision of, or amendment to, the Bylaws adopted by the Board without the approval of the Company’s stockholders subsequent to July 6, 2020.”

Pursuant to Section 8.2 of Article VIII of the Amended and Restated Certificate of Incorporation of the Company, effective May 28, 2010 (the “Charter”) and Section 9.1 of Article IX of the Bylaws (effective July 6, 2020), the Board is authorized to adopt, amend or repeal the Bylaws without the approval of the stockholders. Pursuant to Section 9.1 of Article IX of the Bylaws, the Bylaws may be amended, repealed or adopted by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class. Pursuant to Section 109(a) of the DGCL, any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors, and the fact that such power has been so conferred upon the directors does not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

We believe that in order to ensure that the will of the Company’s stockholders with respect to the proxy solicitation contemplated by this Proxy Statement is upheld, no effect should be given to any provision of, or amendment to, the Bylaws unilaterally adopted by the Board after the date of the most recent publicly disclosed Bylaws, which is July 6, 2020. We therefore are seeking the adoption of a resolution that would repeal any provision of the Bylaws or amendment to the Bylaws that the Board adopted or adopts without the approval of the stockholders of the Company after July 6, 2020 and up to and including the date of the Special Meeting, including, without limitation, any amendments the Board has adopted without public disclosure or might adopt in an effort to impede the effectiveness of SFS’ nomination of its Nominees, negatively impact our ability to solicit and/or obtain proxies from stockholders, contravene the will of the stockholders expressed in those proxies or modify the Company’s corporate governance regime. We are not currently aware of any specific Bylaw provisions that would be repealed by the adoption of the Bylaw Repeal Proposal.

We strongly urge you to vote “FOR” Proposal 3 (Bylaw Repeal Proposal) by signing, dating and returning the enclosed GOLD Proxy Card in the enclosed postage paid envelope. You may also vote by telephone using the toll-free number on the GOLD Proxy Card or over the Internet using the Internet address on the GOLD Proxy Card. If your Shares are held in street name, your broker or other nominee will have enclosed a GOLD voting instruction card with this Proxy Statement. We strongly encourage you to vote your Shares by following the instructions provided on the GOLD voting instruction card.

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Proposal 4 (Bylaw Amendment Proposal): “RESOLVED, that Section 2.2 of Article II of the Bylaws be, and hereby is, amended, as set forth below, to add a new clause to Section 2.2 of Article II of the Bylaws (which shall be designated clause (b)) to provide mechanics for calling a special meeting of stockholders if no directors or less than a majority of directors are in office following the passing of Proposal 1, the text of such amendment to read as follows:

‘(b)        Notwithstanding anything to the contrary set forth herein, unless otherwise specified by the Court of Chancery, the Chief Executive Officer or Secretary shall, within five (5) business days after the date on which the Court of Chancery issues an order requiring the Corporation to hold an election pursuant to Section 223 of the DGCL, call a special meeting of stockholders of the Corporation for the election of directors and deliver notice of such meeting as provided in Section 2.3 of this Article II. Any special meeting of stockholders of the Corporation so called shall be held at the place, date and time specified in the notice of such meeting and in accordance with applicable law (or, at such other place, date and time as may be specified by the Court of Chancery).’”

Pursuant to Section 9.1 of Article IX of the Bylaws, the Bylaws may be amended, repealed or adopted by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class. In the event that Proposal 1 (Removal Proposal) passes resulting in vacancies, but Proposal 2 (Nomination Proposal) does not pass, or if Proposal 1 (Removal Proposal) and Proposal 2 (Nomination Proposal) each pass but the remaining directors do not appoint the Nominees to the Board, we may seek approval from stockholders in order to exercise rights pursuant to Section 223(c) of the DGCL, which provides that, upon application of any stockholder or stockholders holding at least 10 percent of the voting stock at the time outstanding having the right to vote for such directors, the Delaware Court of Chancery may summarily order an election to be held to fill any vacancies if the directors then in office shall constitute less than a majority of the whole board. In furtherance thereof, we are seeking the adoption of the Proposal 4 (Bylaw Amendment Proposal) resolution above, which would add a new clause to Section 2.2 of Article II of the Bylaws, in order to facilitate the stockholders’ right to call a special meeting to elect the replacements of the removed directors in the event that, at the time of filling any Board vacancy, the directors then in office constitute less than a majority of the whole Board, as contemplated by Section 223(c) of the DGCL.

We strongly urge you to vote “FOR” Proposal 4 (Bylaw Amendment Proposal) by signing, dating and returning the enclosed GOLD Proxy Card in the enclosed postage paid envelope. You may also vote by telephone using the toll-free number on the GOLD Proxy Card or over the Internet using the Internet address on the GOLD Proxy Card. If your Shares are held in street name, your broker or other nominee will have enclosed a GOLD voting instruction card with this Proxy Statement. We strongly encourage you to vote your Shares by following the instructions provided on the GOLD voting instruction card.

WE URGE YOU TO COMPLETE, EXECUTE, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TO D.F. KING.

VOTING AND PROXY PROCEDURES

Record Date; Vote Per Share

The Company has one class of voting shares outstanding and, as of September 18, 2020, there were 79,495,658 Shares outstanding as reported in the Company’s Definitive Proxy Statement, filed with the SEC on September 22, 2020. Only holders of record on the Record Date are entitled to receive notice of the Special Meeting and to vote the shares of Company Common Stock that they held on the Record Date at the Special Meeting. Each share of Company Common Stock will have one vote on each matter to be voted on at the Special Meeting. CoreLogic has set the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting as September 18, 2020. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. CoreLogic has disclosed that, as of the Record Date, there were 79,495,658 Shares outstanding and entitled to vote at the Special Meeting. To the extent you sell your Shares on or prior to the Record Date, you will not have the right to vote on the Proposals at the Special Meeting. Conversely, if you hold your Shares on the Record Date and subsequently sell your Shares after the Record Date, you will retain your voting rights and will be eligible to vote your Shares. We encourage you to vote “FOR” all Proposals on the GOLD Proxy Card.

Voting Methods

•	Voting by Mail. A GOLD Proxy Card is enclosed for your use. You may vote your proxy by signing, dating and mailing your GOLD Proxy Card promptly in the enclosed postage paid envelope provided.

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Voting by Telephone. If you live in the United States, you may vote your proxy toll-free 24 hours a day, 7 days a week up until 11:59 P.M. Eastern Time on November 16, 2020, the day prior to the Special Meeting by calling the toll-free telephone number on the GOLD Proxy Card. Please refer to the voting instructions on the GOLD Proxy Card. If you vote by telephone, please do not return your GOLD Proxy Card by mail.

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Voting via the Internet. If you wish to vote via the Internet, you may submit your proxy from any location in the world 24 hours a day, 7 days a week, up until 11:59 P.M. Eastern Time on November 16, 2020, the day prior to the Special Meeting by using the URL disclosed on your GOLD Proxy Card. Please refer to the voting instructions on the GOLD Proxy Card. If you vote through the Internet, please do not return your GOLD Proxy Card by mail.

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Vote in person by attending the Special Meeting. Written ballots will be distributed to stockholders who wish to vote in person at the Special Meeting. If you hold your Shares through a bank, broker or other nominee, you must obtain a legal proxy from such custodian in order to vote in person at the Special Meeting. Although the Special Meeting is currently planned to be held in person, as part of CoreLogic’s contingency planning regarding the novel coronavirus (COVID-19) pandemic, the Company is preparing for the possibility that the Special Meeting may be held by means of remote communication (sometimes referred to as a “virtual” meeting). If the Company decides to hold a “virtual” meeting, we will provide you with any details provided by the Company for viewing and participating in the Special Meeting remotely. However, in light of the coronavirus (COVID-19) pandemic, we are urging all stockholders to take advantage of voting by mail, Internet or telephone. Whether or not you expect to attend the Special Meeting, please vote your GOLD Proxy Card by mail, telephone or Internet in accordance with the instructions described above.

Required Vote

In the case of Proposal 1 (Removal Proposal), Proposal 3 (Bylaw Repeal Proposal) and Proposal 4 (Bylaw Amendment Proposal) the voting standard is a majority in voting power of the issued and outstanding stock entitled to vote generally in the election of directors.

In the case of Proposal 2 (Nomination Proposal), a proposal to nominate individuals for appointment as directors requires the affirmative vote of the holders of a majority in voting power of the Company Common Stock entitled to vote at such special meeting, present in person or represented by proxy.

Quorum; Abstentions; Broker Non-Votes

In order to constitute a quorum for the conduct of business at the Special Meeting, the holders of a majority in voting power of all issued and outstanding stock entitled to vote must be present in person or represented by proxy at the Special Meeting. Shares that abstain from voting or withhold authority on any Proposal or that are represented by broker non-votes (as discussed below), will be treated as Shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum is present.

Votes from stockholders to “ABSTAIN” or “WITHHOLD AUTHORITY” for Proposal 1 (Removal Proposal), Proposal 2 (Nomination Proposal), Proposal 3 (Bylaw Repeal Proposal) or Proposal 4 (Bylaw Amendment Proposal) will have the same effect as a vote against the Proposal.

If you hold your Shares through a bank, broker or other nominee (that is, in “street name”) and do not provide voting instructions to your bank, broker or nominee, your Shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. In this case, a “broker non-vote” occurs. Shares constituting broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a matter, but they are counted as present for purposes of determining a quorum at the Special Meeting. “Broker non-votes” with respect to Proposal 1 (Removal Proposal), Proposal 3 (Bylaw Repeal Proposal) or Proposal 4 (Bylaw Amendment Proposal) will have the same effect as a vote against the Proposal. “Broker non-votes” will have no effect on Proposal 2 (Nomination Proposal) as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owners. We do not believe that there will be any broker non-votes at the Special Meeting because we do not believe that any of the Proposals qualify as “routine matters” subject to discretionary voting treatment by a broker. As a result, we expect that there will be no broker non-votes counted for purposes of determining whether a quorum is present.

Revocation of Proxies.

You may revoke your GOLD Proxy Card at any time prior to the date of the Special Meeting by:

•	delivering an instrument revoking the earlier proxy, or a duly executed later dated proxy for the same Shares, to us, in care of D.F. King, 48 Wall Street, New York, NY 10005; or

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filing with the Secretary of the Company or to such other recipient as the Company may designate as its agent prior to the Special Meeting either a notice of revocation or a duly executed later dated proxy for the same Shares; or

•	if you have voted by telephone or through the Internet, calling the same toll-free number or by accessing the same URL and following the instructions provided on the GOLD Proxy Card; or

•	voting in person at the Special Meeting.

Written ballots will be distributed to stockholders who wish to vote in person at the Special Meeting. If you hold your Shares through a bank, broker or other nominee, you must obtain a legal proxy from such custodian in order to vote in person at the Special Meeting (the power of the proxy holders will be suspended if you attend the Special Meeting in person, although attendance at the meeting will not by itself revoke a previously granted proxy).

A revocation delivered to us must clearly state that your GOLD Proxy Card is no longer effective. Any revocation of a GOLD Proxy Card will not affect any action taken by us pursuant to the GOLD Proxy Card prior to such revocation. Although a revocation is also effective if delivered to the Secretary of the Company, or to such other recipient as the Company may designate as its agent, we request that either the original or a copy of all revocations be mailed, faxed or e-mailed to us, in care of D.F. King, so that we will be aware of all revocations.

We urge you not to return any white proxy card that you may receive from the Company. If you have already submitted a white proxy card, it is not too late to change your vote. To revoke your prior proxy and change your vote, simply sign, date and return the enclosed GOLD Proxy Card in the postage-paid envelope provided or by making use of the Internet and telephone voting facilities described above. If you hold your Shares through a bank, broker or other nominee, you will need to contact your bank, broker or nominee and follow their instructions if you want to revoke a proxy or change your vote. Only your latest signed and dated proxy will count at the Special Meeting.

Your vote is important, no matter how many or how few Shares you own. Please send your GOLD Proxy Card to the address set forth on the enclosed envelope as promptly as possible.

If you have any questions about completing, executing and dating your GOLD Proxy Card or delivering the document to D.F. King, or otherwise require assistance, please contact:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Toll-free: (877) 478-5047

Banks and brokers: (212) 269-5550

Email: CoreLogic@dfking.com

SOLICITATION OF PROXIES; EXPENSES

The solicitation of proxies under this Proxy Statement will be made by the Participants (as defined below).

Proxies may be solicited by mail, facsimile, telephone, electronic mail, internet, in person and by advertisements. All written soliciting materials, including any emails or scripts to be used in soliciting proxies, will be filed by SFS under the cover of Schedule 14A on the date of first use. Solicitations may also be made by certain of the respective partners, directors, officers, members and employees of the members of the Senator Parties or the Cannae Parties, none of whom will, except as described elsewhere in this Proxy Statement, receive additional compensation for such solicitation. The Nominees may make solicitations of proxies but, except as described herein, will not receive compensation for acting as Nominees.

D.F. King has been retained to provide solicitation and advisory services in connection with the Special Meeting. D.F. King will receive a fee not to exceed $620,000, plus reasonable expenses incurred. Approximately 50 people may be employed by D.F. King to solicit proxies from the stockholders for the Special Meeting. SFS has agreed to indemnify D.F. King in its capacity as solicitation agent against certain liabilities and expenses in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares of Company Common Stock. SFS will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

The entire expense of soliciting proxies for Special Meeting by or on behalf of the Participants is being borne by SFS. SFS intends to seek reimbursement of such solicitation expenses from the Company. SFS does not intend to submit the question of such reimbursement to a vote of security holders of the Company. SFS anticipates that the total expenses that it will incur in furtherance of, or in connection with, the solicitation of proxies for the Special

Meeting will be approximately $1,000,000. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any such solicitation. As of the date hereof, SFS has incurred approximately $750,000 of solicitation expenses.

CERTAIN EFFECTS RELATED TO THIS SOLICITATION

According to the Company 10-Q, filed with the SEC on July 27, 2020, as of June 30, 2020, the Company’s liquidity consisted primarily of $137.3 million of cash and cash equivalents, and $750.0 million of unused committed capacity under its revolving credit facility (the “Revolving Facility”). Based upon a review of the Company’s public filings with the SEC, pursuant to the Company’s First Amendment to Second Amended and Restated Credit Agreement, dated as of May 31, 2019 (the “Credit Agreement”), the Proposals could potentially result in an Event of Default (as defined in the Credit Agreement), which includes a change in the majority of the Board, and such an event of default which, if not cured or waived, could result in the acceleration of substantially all of the Company’s debt. As of June 30, 2020, the Company had a remaining borrowing capacity of $750 million under the Revolving Facility.

Based upon a review of the Company’s public filings with the SEC, the Proposals could potentially result in a Change in Control (as defined in the respective plans and agreements) under a number of plans and agreements with, or that provide compensation and benefits to, the Company’s current directors, named executive officers (“NEOs”) and other employees, as follows:

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The current directors receive an annual equity award of restricted stock units with a grant date fair value of $160,000 that vests on the first anniversary of the grant date or, if earlier, the day prior to the date of the annual meeting of stockholders in the year following the year of grant. However, in the event of a Change in Control, vesting of this award accelerates. Additionally, the current directors are eligible to defer vested restricted stock units until their separation from service, but the delivery of the underlying shares accelerates upon certain events, including upon a Change in Control.

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The NEOs and other employees participate in the Company’s 2018 Performance Incentive Plan and 2011 Performance Incentive Plan. Award agreements under these plans provide that if the applicable employee is terminated without “cause” within 12 months following a Change in Control, the applicable employee’s equity award will accelerate. As of March 31, 2020, the Company reported approximately 1,168,000 restricted stock units outstanding and 736,000 performance-based restricted stock units outstanding. Accordingly, these awards could accelerate after a Change in Control if the applicable employee holder is terminated without “cause” within 12 months after the Change in Control, assuming the underlying award agreement for the employee provides for this acceleration.

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Each of the NEOs have entered into a change in control agreement with the Company. If the termination of the NEO’s employment occurs without “cause,” or if the NEO terminates his employment for “good reason,” in each case within a 24-month period following a Change in Control, the Company will pay the following benefits in one lump sum in the month following the month in which the date of the termination occurs:

•	the NEO’s base salary through and including the date of termination and any accrued but unpaid annual incentive bonus;
•	between two and three times the NEO’s target annual cash bonus amount established for the fiscal year in which the termination occurs; and
•	between two and three times the NEO’s annual base salary in effect immediately prior to the date of termination.

Additionally, under the change in control agreements, for a period ranging from 24 to 36 months and subject to the covered NEO’s continued payment of the same percentage of the applicable premiums as the NEO was paying immediately prior to the date of termination or, if more favorable to the NEO, at the time at which the Change in Control occurred, the Company will provide medical and dental coverage pursuant to COBRA for the NEO (and if applicable, the NEO’s dependents). To the extent that the NEO cannot participate in the plans previously available, the Company will pay to the NEO the Company portion of the premiums (on an after-tax basis) that it would have paid if the NEO had been able to continue participation in the plans. These welfare benefit obligations are reduced by any welfare benefits made available to the NEO from subsequent employers. The change in control agreements provide that if the NEO becomes entitled to receive payments and benefits that would become subject to the excise tax under Section 4999 of the Internal Revenue Code, the payments and benefits will be reduced such that the excise tax does not apply, unless the NEO would be better off on an after-tax basis receiving all of the payments and benefits and paying the excise tax.

•

The Company’s Amended and Restated Deferred Compensation Plan provides for full vesting of all Company contributions upon a Change in Control, and the associated trust for this plan must be funded in the event of a Change in Control up to an amount at least equal to the participants’ deferred amounts and the Company’s contributions under the Plan. After the Change in Control, this funding level must continue to be maintained.

The Company’s Executive Supplemental Benefit Plan and Management Supplemental Benefit Plan each provide full vesting for a participant who experiences an involuntary termination of employment (other than for “good cause”) after a Change in Control. In addition, the participant would receive his or her benefit under the applicable plan as if the participant had attained his or her normal retirement age on the date of termination. These plans additionally require that, upon a Change in Control, their associated trusts be fully funded in an amount sufficient to pay the benefits under the plans.

CERTAIN INFORMATION REGARDING THE COMPANY

The Company is a Delaware corporation with its principal executive offices at 40 Pacifica, Suite 900, Irvine, California 92618.

The Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith it files periodic reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by calling (202) 551-8090. The Company’s filings with the SEC are also available to the public without charge on the SEC’s website (http://www.sec.gov).

Except as otherwise noted herein, the information concerning the Company contained in this Proxy Statement has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Although we do not have any knowledge that would indicate that any statement contained herein based upon such documents and records is untrue, we have not independently verified the accuracy or completeness of such information and do not take any responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may affect the significance or accuracy of such information. For information regarding the security ownership of the directors and the management of the Company, please refer to Annex A attached to this Proxy Statement.

INFORMATION REGARDING THE NOMINEES

Proposal 1 (Removal Proposal) asks the stockholders to remove from the Board, without cause, J. David Chatham, Douglas C. Curling, John C. Dorman, Paul F. Folino, Thomas C. O’Brien, Pamela H. Patenaude,

Vikrant Raina, J. Michael Shepherd and David F. Walker, and any New Directors. Proposal 2 (Nomination Proposal) asks the stockholders of the Company to appoint the Nominees to fill any vacancies on the Board resulting from the removal of directors pursuant to Proposal 1 (Removal Proposal). We reserve the right to substitute persons for any of the Nominees named herein. The information herein regarding a particular Nominee has been furnished to SFS by such Nominee.

Name, Address, Age and Employment History. Set forth below are the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five (5) years of each of the proposed Nominees.

Name; Business Address	Age	Principal Occupation or Employment and Public Company Directorships, in each case During the Last Five Years

W. Steve Albrecht Business Address: 223 E. 200 N. Bicknell, Utah 84715	73

W. Steve Albrecht was the Gunnel Endowed Professor in the Marriott School of Management at Brigham Young University until his retirement in 2017, where he also previously served as Associate Dean. He is a Certified Public Accountant, Certified Internal Auditor, and Certified Fraud Examiner. He currently serves on the Board and as Chair of the Audit & Finance Committee of SkyWest, Inc. Previously he was Chairman of Cypress Semiconductor Corporation (NASDAQ: CY) when it was acquired by Infineon Technologies AG (OTCMKTS: IFNNY) for $10 billion in 2020 and Director and Chair of the Audit Committee of RedHat, Inc. (NYSE: RHT) when it was acquired by IBM (NYSE: IBM) for $35 billion. Mr. Albrecht is a former President of the American Accounting Association and Association of Certified Fraud Examiners.

Mr. Albrecht holds a bachelor of science degree from Brigham Young University, a master’s degree in Business Administration and a doctorate degree in Accounting from the University of Wisconsin.

Mr. Albrecht’s qualifications to serve as a director include his exceptional academic and professional record, his achievements, awards and other forms of recognition in the accounting profession, his extensive training in accounting practices and fraud detection, and his outstanding past service on public company boards.

Martina Lewis Bradford Business Address: 300 New Jersey Avenue, NW, Suite 900 Washington, DC 20001	68

Martina Lewis Bradford is widely recognized as an established leader in business, law, and public policy. Since May 2015, Ms. Bradford has served as the Founder & CEO of Palladian Hill Strategies, a government relations firm. Ms. Bradford previously served as Vice President for Government Affairs at AT&T (NYSE: T) and Corporate Vice President for Global Public Affairs at Lucent Technologies (NYSE: LU). During her career in Washington, she also served as Chief of Staff to the Vice Chairman of the Interstate Commerce Commission, where she was involved in handling several major mergers and acquisitions. Prior to that, she served as Counsel on both the Senate Governmental Affairs Committee and the House Appropriations Committee and as an attorney-adviser at the

Name; Business Address	Age	Principal Occupation or Employment and Public Company Directorships, in each case During the Last Five Years

Interstate Commerce Commission. Ms. Bradford has served on several corporate and nonprofit boards, including Cadmus Communications Corp. (NASDAQ: CDMS), the Board of Trustees of American University, and Board of Visitors at Duke University Law School.

Ms. Bradford is a graduate of Duke University School of Law and American University with a B.A. in Economics. She has served on several corporate and nonprofit boards, including Board of Trustees of American University and Board of Visitors at Duke University Law School.

Ms. Bradford’s qualifications to serve as a director include her extensive legal and legislative background, as well as her past corporate experience.

Gail Landis Business Address: 290 West End Ave New York, New York 10023	67

Gail Landis was a founding partner of Evercore Asset Management, LLC, where she served as managing principal from 2005 until her retirement in December 2011. She has been on the Board of Morningstar (NASDAQ: MORN) since 2013. Ms. Landis was previously Head of Distribution for the Americas for Credit Suisse Asset Management, the asset management division of Credit Suisse Group AG (NYSE: CS) and held senior roles with Sanford C. Bernstein & Co., Inc. and its successor company AllianceBernstein L.P. (NYSE: AB).

She holds a bachelor’s degree in East Asian studies from Boston University and a master’s degree in business administration from New York University’s Stern School of Business.

Ms. Landis’ qualifications to serve as a director include her deep knowledge of the asset management industry and with over 30 years of experience as an investment management executive, she has an excellent understanding of the needs of institutional clients.

Wendy Lane Business Address: 348 Grove St. Needham, Massachusetts 02492	69

Wendy Lane has served as Chairman of Lane Holdings, Inc., an investment firm, since 1992. Previously, she was a Principal and Managing Director of Donaldson, Lufkin and Jenrette Securities Corporation and an investment banker at Goldman, Sachs & Co (NYSE: GS).

Ms. Lane has served on the board and as Chairman of the Compensation Committee of Willis Tower Watson (Nasdaq: WLTW) since 2016 including during its negotiation and entry into a definitive agreement to combine with Aon plc (NYSE: AON). Her prior board experience includes, among others, MSCI, Inc. (NYSE: MSCI), where she served on the Compensation Committee, Laboratory Corporation of

Name; Business Address	Age	Principal Occupation or Employment and Public Company Directorships, in each case During the Last Five Years

America, where she served on the Nominating and Corporate Governance Committee and chaired the Audit and Compensation Committees, and UPM Kymmene Corporation (OTCMKTS: UPMMY), a Finnish public company, where she served on the Audit Committee.

Ms. Lane holds a BA from Wellesley College in Mathematics and French and an MBA from Harvard Business School.

Ms. Lane’s qualifications to serve as a director include, among other things, her significant experience in finance, strategic planning, corporate transactions and risk management from her more than 15 years in investment banking, including financings, mergers and acquisitions, and advisory projects.

Ryan McKendrick Business Address: 170 S. Orchard Circle Lake Forest, IL 60045	68

Ryan McKendrick served as President and Chief Executive Officer for AMCOL International (NYSE: ACO) from 2011 through its sale in 2014, when Mr. Kendrick retired. During the sale of AMCOL, he successfully managed a competitive, unsolicited, and public bidding process among multiple counterparties. He previously served at AMCOL as President, Executive Vice President, and Manager of International Sales. Prior to that, he was Vice President-General Manager for Waste Management of North America (NYSE: WM). Previously, he had held various roles at American Colloid Co. since 1977.

Mr. McKendrick holds a bachelor’s degree in chemistry from Northwestern University and a Master’s of Business Administration, Marketing, from Northwestern’s Kellogg Graduate School of Management in Evanston, Illinois.

Mr. McKendrick’s qualifications to serve as a director include his past service as chief executive officer of a public company, as well as his various corporate experience.

Katherine “KT” Rabin Business Address: 544 Chapman Drive Corte Madera, CA 94925	57

Katherine “KT” Rabin was the Chief Executive Officer at Glass, Lewis & Co., a leading independent provider of global governance services, from 2007 to 2019. Before joining Glass Lewis, Ms. Rabin was Vice President of Investor Relations and Communications QRS Corporation (NASDAQ: QRSI), a supply chain management company, and Director of Research at OTR Global, an independent investment research firm. Ms. Rabin serves as a member of the Glass Lewis Research Advisory Council and the Advisory Board of the Millstein Center for Global Markets and Corporate Ownership.

Ms. Rabin received a Bachelor of Arts degree in Latin American Studies from the University of California at Berkeley in 1985.

Name; Business Address	Age	Principal Occupation or Employment and Public Company Directorships, in each case During the Last Five Years
		Ms. Rabin’s qualifications to serve as a director include her past role as chief executive officer, as well as her comprehensive regulatory experience.

Sreekanth Ravi Business Address: PO Box 2045 Menlo Park, California 94026	54

Sreekanth Ravi has served as the Co-Founder and Executive Chairman of the board of RSquared since 2018, a cloud-based artificial intelligence (AI) platform in the Workforce Intelligence market. Previously, Mr. Ravi was the Co-Founder, Chairman, and Chief Executive Officer of Tely, a video-conferencing company and was the Co-Founder, Chairman, and Chief Executive Officer of Code Green Networks, a maker of data-loss prevention and content security solutions that resulted in a successful sale to Digital Guardian in 2015. Prior to that, Mr. Ravi was Co-Founder, Chief Executive Officer, and Chairman of SonicWall (NASDAQ: SNWL), a firewall company that was purchased by Dell (NYSE: DELL) in 2012.

Mr. Ravi earned a B.S. in Electrical Engineering from the University of Illinois in Urbana-Champaign.

Mr. Ravi’s qualifications to serve as a director include his deep knowledge of the industry and his past executive roles in which he led and founded various technology companies.

Lisa Wardell Business Address: 500 West Monroe, Suite 2800 Chicago IL 60615	51

Lisa Wardell is the Chairman and Chief Executive Officer of Adtalem Global Education Inc. (NYSE: ATGE), a leading workforce solutions provider. Prior to joining Adtalem, she was Executive Vice President and Chief Operating Officer for The RLJ Companies where she was responsible for managing the company portfolio, including strategic partnerships, mergers and acquisitions, business strategy, operations, and finance. Ms. Wardell currently serves on the Board of Lowe’s Companies (NYSE: LOW), as well as THINK450, the innovation engine of the National Basketball Players Association.

Ms. Wardell earned her bachelor’s degree from Vassar College and her law degree from Stanford Law School. She earned her MBA in finance and entrepreneurial management from the Wharton School of Business at the University of Pennsylvania.

Ms. Wardell’s qualifications as a director include her extensive experience as a senior business executive in private equity, operations and strategy and financial analysis, including mergers and acquisitions. Her previous experience in a legal capacity with a federal regulatory agency gives her valuable perspective on business, legal, financial and regulatory matters.

Name; Business Address	Age	Principal Occupation or Employment and Public Company Directorships, in each case During the Last Five Years

Henry W. “Jay” Winship Business Address: 16236 San Dieguito Road Ste. 5-14 PO Box 8614 Rancho Santa Fe, California 92067	52

Henry W. “Jay” Winship has served as President of Pacific Point Capital, a privately-owned asset management firm, since 2016. Prior to founding Pacific Point Capital, Mr. Winship was a Principal, Senior Managing Director, and Investment Committee Member of Relational Investors LLC, a $6 billion investment fund. He is a Certified Public Accountant and Chartered Financial Analyst. Mr. Winship currently serves on the Board and as Chair of the Audit Committee of Bunge Limited (NYSE: BG). He was previously on the Board of Esterline Technologies Corporation (NYSE: ESL) and Excel National Bank. Mr. Winship is on the Board of Advisors of the Corporate Governance Institute at San Diego State University Fowler College of Business.

Mr. Winship holds a BS in finance from of the University of Arizona and an MBA from the University of California, Los Angeles. He is a Certified Public Accountant and holds the professional designation of Chartered Financial Analyst.

Mr. Winship’s qualifications as a director include his significant experience in the areas of finance, capital allocation and risk management and has extensive corporate governance expertise.

Additional Information About the Nominees. Each Nominee named herein is independent under the Board’s independence guidelines, the applicable rules of the NYSE, and the independence standards applicable to the Company under paragraph (a)(1) of Item 407 of Regulation S-K under the Exchange Act. Furthermore, all of the nine (9) candidates are independent of and unaffiliated with SFS, the Senator Parties and the Cannae Parties.

Each Nominee named herein has consented to be named in a proxy statement and to serve as a director of the Company, if elected. If these Nominees are elected, they have indicated that they intend to discharge their duties as directors of the Company consistent with all applicable legal requirements, including the general fiduciary obligations imposed upon corporate directors. If elected, each of these Nominees would serve as a director for a term ending at the Company’s annual meeting in 2021 and until a successor has been duly elected.

None of the Nominees is a current or former officer of the Company and none of the Nominees was an employee of the Company during fiscal year 2019. During fiscal year 2019, no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity of which any Nominee was an executive officer. There exist no interlocking relationships that would have required disclosure under Item 407(e)(4) of Regulation S-K, had the Nominees been directors of the Company. There exist no family relationships between any Nominee and any director or executive officer of the Company.

In connection with the Special Meeting, SFS has entered into customary Engagement and Indemnification Agreements with each Nominee with respect to the nomination of such individual as a director of the Company, pursuant to which SFS has agreed to pay the costs of soliciting proxies in connection with the Special Meeting and to defend and indemnify such Nominees against, and with respect to, any losses that may be incurred by them in connection with their nomination as candidates for election to the Board and the solicitation of proxies in support of their election. Pursuant to the Engagement and Indemnification Agreements, SFS has agreed to pay each Nominee $25,000 upon execution of the Engagement and Indemnification Agreement and, if the respective Nominee serves on the slate and does not withdraw, SFS will pay that Nominee $25,000 upon the earlier to occur of (i) Nominee’s election to the Board by the Company’s stockholders, (ii) Nominee’s appointment or election to the Board by action of the Board, (iii) Nominee’s appointment to the Board pursuant to an agreement between the Company and SFS, (iv) Nominee not being elected or appointed as a director of the Company following the conclusion of a solicitation in which SFS nominated (and did not withdraw) the Nominee for election or appointment to the Board, or (v) the revocation or abandonment by SFS of Nominee’s nomination for election to the Board. SFS has further agreed to reimburse each Nominee for reasonable, documented, out-of-pocket expenses incurred as a result of such Nominee’s being a nominee, including, without limitation, travel expenses and expenses in connection with legal counsel retained to represent such Nominee in connection with being a nominee. The Nominees will not receive any other compensation from SFS for their services as Nominees, and will not receive compensation from SFS for their service as directors of the Company, if elected. The foregoing is qualified in its entirety by reference to the form of Engagement and Indemnification Agreement, which is attached hereto as Exhibit B.

If elected, the Nominees will be entitled to such compensation from the Company as may be determined by the Company for non-employee directors. According to the Company’s public filings, the compensation package for non-management directors of the Company for the Company’s fiscal year ended December 31, 2019 consisted of: (a) an annual retainer of $80,000; (b) restricted stock units with an aggregate fair market value equal to $160,000; (c) a fee of $2,000 per board meeting and committee meeting attended, only for meetings in excess of eight meetings of the Board, Audit Committee and Compensation Committee, and in excess of four meetings of the Nominating and Corporate Governance Committee and Strategic Planning and Acquisition Committee ; (d) an annual retainer of $100,000 for the non-management Chairman of the Board; (e) a $25,000 annual retainer for the audit committee chair and a $15,000 annual retainer for each member of the audit committee; (f) a $20,000 annual retainer for the compensation committee chair and a $10,000 annual retainer for each member of the compensation committee; (g) a $15,000 annual retainer for the nominating and corporate governance committee chair and a $7,500 annual retainer for each member of the nominating and corporate governance committee; and (h) a $12,500 annual fee for the strategic planning and acquisition committee chair and a $5,000 annual retainer for each member of the strategic planning and acquisition committee. Such compensation for the fiscal year ending December 31, 2019 is described in the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 19, 2020 for its 2020 annual meeting (the “Company 2020 Annual Meeting Proxy Statement”). We expect that, if elected, the Nominees will be indemnified for service as a director of the Company to the same extent indemnification is provided to the current directors of the Company and that the Nominees will be covered by the Company’s director and officer liability insurance.

Except as set forth in this Proxy Statement, none of the Nominees beneficially own any Shares or other securities of the Company. Information regarding the amount of each class of securities of the Company beneficially owned by the Nominees and any purchases or sales in the securities of the Company effected during the past two years by the Nominees is set forth in the section of this Proxy Statement titled “Certain Information Regarding the Participants” and Annex B attached to this Proxy Statement.

Other than as disclosed herein, there are no agreements, arrangements or understandings between any Nominee and SFS or any other person or persons with respect to the nomination of such Nominee. Other than as set forth herein or in Annex B, no participant in this solicitation and no associate of any participant in this solicitation has any arrangements or understandings with any person or persons with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Other than as disclosed herein, (i) no Nominee or any associate of a Nominee is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material proceeding, (ii) there is no event that occurred during the past ten (10) years with respect to any of the Nominees that is required to be described under Item 401(d) or 401(f) of Regulation S-K, and (iii) no Nominee has any Disclosable Interest as such term is defined in Article II, Section 2.10(a)(ii)(D)(10) of the Bylaws.

The Corporate Governance Guidelines of the Company, which are available on the Company’s website at https://investor.corelogic.com/sites/default/files/2018-12/corporate-governance-guidelines-revised-december-2018.pdf, set forth criteria to assist the Board in making a determination whether a director is independent from the Company. None of the Senator Parties or the Proposing Party has any knowledge of any facts that would prevent the determination that each of the Nominees is independent under the applicable standards.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

Annex B hereto includes information pertaining to the Participants, including, as applicable, the name, present principal occupation or employment, business address and certain other information with respect to the Participants.

CERTAIN RELATIONSHIPS

Information as to any substantial interest, direct or indirect, by security holdings or otherwise of the Participants with respect to the Proposals is set forth herein. Except as otherwise set forth herein and in Annex B, which is incorporated herein by reference, none of the Participants beneficially owns any securities of the Company or has any personal ownership interest, direct or indirect, in any securities of the Company.

As of the date hereof, (i) SFS is the record holder of 100 shares of Company Common Stock, (ii) SGOM is the direct holder of 4,110,000 shares of Company Common Stock, (iii) Senator Focused Holdings LP (“SFH”) is the direct holder of 1,410,000 shares of Company Common Stock and (iv) Cannae Holdings is the direct holder of 2,299,900 shares of Company Common Stock. Moreover, as further described below, SFS is party to cash-settled total return swaps referencing 3,942,810 shares of Company Common Stock in the aggregate (the “Cash-Settled Swaps”) and total return swaps referencing 121,090 shares of Company Common Stock in the aggregate (the “Total Return Swaps”). As such, the Participants hold an aggregate economic interest in approximately 14.95% of the shares of Company Common Stock, consisting of ownership of approximately 9.84% of the shares of Company Common Stock, shares of Company Common Stock underlying Total Return Swaps equal to approximately 0.15% of the Shares and Cash Settled Swaps referencing approximately 4.96% of the shares of Company Common Stock, in each case, based upon a total of 79,495,658 Shares outstanding as of September 18, 2020, as reported in the Company’s Definitive Proxy Statement, filed with the SEC on September 22, 2020.

Each of Senator, Senator Management LLC (“Senator GP”), Senator GP LLC (“Senator GP LLC”), Senator Master GP LLC (“Senator Master GP”) and Mr. Douglas Silverman (“Mr. Silverman” and, together with SFS, Senator, Senator GP, Senator GP LLC, Senator Master GP, SGOM and SFH, the “Senator Parties”) may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) 7,941,090 shares of Company Common Stock with respect to the Shares and Total Return Swaps held directly by SFS and/or the Shares held directly by SGOM and SFH and the Shares held directly by Cannae Holdings by virtue of the terms of the Letter Agreement. In addition, each of Cannae and Cannae Holdings (together, the “Cannae Parties”) may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) 7,941,090 shares of Company Common Stock by virtue of their rights with respect to the Shares held directly by Cannae Holdings and the Shares held directly by SFS, SGOM and SFH by virtue of the terms of the Letter Agreement The Senator Parties, the Cannae Parties and the Nominees shall collectively be referred to herein as the “Participants.”

The Senator Parties and the Cannae Parties hold an aggregate economic interest in approximately 14.95% of the shares of Company Common Stock, consisting of ownership of approximately 9.84% of the shares of Company Common Stock, shares of Company Common Stock underlying Total Return Swaps equal to approximately 0.15% of the Shares and Cash Settled Swaps referencing approximately 4.96% of the shares of Company Common Stock.

The amount of each class of securities of the Company which each of the Participants own beneficially, directly or indirectly, is set forth below:

Name	Direct and Beneficial Ownership

Senator Investment Group LP	Beneficial ownership of 7,941,090 shares of Company Common Stock

Senator Focused Strategies LP	Direct ownership of 100 shares of Company Common Stock (which includes 100 Shares held of record), and 121,090 shares of Company Common Stock underlying Total Return Swaps

Senator Global Opportunity Master Fund LP	Direct ownership of 4,110,000 shares of Company Common Stock

Senator Focused Holdings LP	Direct ownership of 1,410,000 shares of Company Common Stock

Cannae Holdings, LLC	Direct ownership of 2,299,900 shares of Company Common Stock directly and beneficial ownership of 7,941,090 shares of Company Common Stock

Cannae Holdings, Inc.	Beneficial ownership of 7,941,090 shares of Company Common Stock

Senator Management LLC	Beneficial ownership of 7,941,090 shares of Company Common Stock

Senator GP LLC	Beneficial ownership of 7,941,090 shares of Company Common Stock

Senator Master GP LLC	Beneficial ownership of 7,941,090 shares of Company Common Stock

Douglas Silverman	Beneficial ownership of 7,941,090 shares of Company Common Stock

W. Steve Albrecht	0 shares of Company Common Stock

Martina Lewis Bradford	0 shares of Company Common Stock

Gail Landis	0 shares of Company Common Stock

Wendy Lane	0 shares of Company Common Stock

Ryan McKendrick	0 shares of Company Common Stock

Katherine “KT” Rabin	0 shares of Company Common Stock

Sreekanth Ravi	0 shares of Company Common Stock

Lisa Wardell	0 shares of Company Common Stock

Henry W. “Jay” Winship	0 shares of Company Common Stock

SFS is a party to Cash Settled Swaps referencing 3,942,810 shares of Company Common Stock in the aggregate. Under the terms of the swaps, (a) SFS will be obligated to pay to the counterparty any negative price performance of the specified notional number of Shares subject to the swaps as of the expiration date of such swaps, plus interest at the rate set forth in the applicable contracts and (b) the counterparty will be obligated to pay SFS any positive price performance of the specified notional number of Shares subject to the swaps as of the expiration date of the swaps. The counterparty is obligated to make payments to SFS in an amount equal to dividends paid on the specified notional number of Shares during the terms of the swaps. All payments under the swaps will be settled in cash. The counterparties to the Cash-Settled Swaps are unaffiliated third party financial institutions.

SFS is also a party to the Total Return Swaps referencing 121,090 shares of Company Common Stock in the aggregate. The Total Return Swaps may, subject to certain conditions, be either cash-settled or physically-settled at the election of SFS. Under the terms of each Share Contract, if physically-settled, (a) SFS will be obligated to pay to the counterparty the specified price for the specified notional number of Shares, plus interest to the counterparty at the rate set forth in the applicable Share Contract and (b) the counterparty will be obligated to deliver to SFS the specified notional number of Shares and to pay to SFS an amount equal to dividends paid on the specified notional number of Shares. If cash-settled, SFS and the counterparty will exchange cash payments with respect to the specified notional number of Shares, as described in the preceding paragraph relating to Cash Settled Swaps. The counterparties to the Share Contracts are unaffiliated third party financial institutions. The Share Contracts do not require the counterparty thereto to acquire, hold, vote or dispose of any securities of the Company.

Other than as disclosed in Annex B, SFS and the other Participants have not effected any transaction in securities of the Company in the past two (2) years. Other than as disclosed herein, none of the Participants owns any securities of the Company of record but not beneficially. Other than as disclosed herein, as of the date hereof, no part of the purchase price or market value of any of the Shares owned by SFS is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such Shares.

Other than as set forth in this Proxy Statement or in Annex B hereto, after reasonable inquiry, no Participant, and no associate of any Participant, owns beneficially, directly or indirectly, or of record but not beneficially, any securities of the Company, or any parent or subsidiary of the Company, nor has any Participant purchased or sold any securities of the Company within the last two (2) years. Set forth in Annex B hereto are transactions in the Company’s securities effected by each of the Participants within the past two (2) years.

Other than as set forth in this Proxy Statement or in Annex B hereto, no Participant and no associate of any Participant has had or will have a direct or indirect material interest in any transaction since the beginning of the Company’s last fiscal year or any currently proposed transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000.

On June 26, 2020, SFS, SGOM and Cannae Holdings entered into the Letter Agreement, pursuant to which SFS, SGOM and Cannae Holdings agreed to the following: (a) subject to certain exceptions, neither Cannae Holdings nor any of its affiliates, will trade in, acquire or sell any securities, swaps, or derivative securities of the Corporation until the occurrence of a Termination Event (as defined in the Letter Agreement); (b) subject to certain exceptions, neither SGOM nor any of its affiliates (other than SFS), will trade in, acquire or sell any securities, swaps, or derivative securities of the Corporation until the earlier to occur of a Termination Event or Offer Abandonment (as defined in the Letter Agreement); provided that if SGOM or any of its affiliates (other than SFS) undertakes any such transactions following an Offer Abandonment but prior to a Termination Event, Cannae Holdings may elect to participate in such transaction on a pro rata basis, based upon Cannae Holdings’ interest in SFS relative to that of Senator and any of its affiliates; (c) subject to certain exceptions, SFS will not sell any shares of Company Common Stock or enter into any short position (or purchase any swap or derivative security equivalent to a short position) during the period beginning on June 30, 2020 and ending upon the earlier of a Termination Event of Offer Abandonment; (d) until the occurrence of a Termination Event, Cannae Holdings will cause all shares of Company Common Stock held by it or its affiliates to be voted in favor of any nomination or other proposal submitted by SFS, SGOM or their affiliates, against any competing nomination or proposal, and against any proposal that would be reasonably likely to impair the success of a proposal or nomination submitted by SFS, SGOM or their affiliates; and (e) until the earlier to occur of a Termination Event or Offer Abandonment, SFS and SGOM will cause all shares of Company Common Stock held by such entity or their affiliates to be voted in favor of a Company Transaction (as defined in the Letter Agreement), in favor of any other proposals submitted by Cannae Holdings in connection therewith, and against any proposal that would be reasonably likely to impair the ability of Cannae Holdings to consummate a Company Transaction. The foregoing is qualified in its entirety by reference to the Letter Agreement, which is attached hereto as Exhibit A.

On June 28, 2020, BofA Securities delivered to Cannae the Highly Confident Letter in which it indicated that it is highly confident of its ability as the lead left arranger and bookrunner, to arrange and syndicate the credit facilities in connection with the Offer.

Each Nominee has executed a nominee consent and a written consent and commitment to serve as a director of the Company, pursuant to which, each Nominee has consented and committed to (i) being named as a nominee for election or appointment to the Board, (ii) to be named in the proxy soliciting materials of SFS and (iii) to serve as a director of the Company, if elected or appointed.

SFS has entered into customary Engagement and Indemnification Agreements with each Nominee with respect to the nomination of such individual as a director of the Company, pursuant to which SFS has agreed to pay the costs of soliciting proxies in connection with the Special Meeting and to defend and indemnify such Nominees against, and with respect to, any losses that may be incurred by them in connection with their nomination as candidates for election to the Board and the solicitation of proxies in support of their election. Pursuant to the Engagement and Indemnification Agreements, SFS has agreed to pay each Nominee $25,000 upon execution of the Engagement and Indemnification Agreement and, if the respective Nominee serves on the slate and does not withdraw, SFS will pay that Nominee $25,000 upon the earlier to occur of (i) Nominee’s election to the Board by the Company’s stockholders, (ii) Nominee’s appointment or election to the Board by action of the Board, (iii) Nominee’s appointment to the Board pursuant to an agreement between the Company and SFS, (iv) Nominee not being elected or appointed as a director of the Company following the conclusion of a solicitation in which SFS nominated (and did not withdraw) the Nominee for election or appointment to the Board, or (v) the revocation or abandonment by SFS of Nominee’s nomination for election to the Board. SFS has further agreed to reimburse each Nominee for reasonable, documented, out-of-pocket expenses incurred as a result of such Nominee’s being a nominee, including, without limitation, travel expenses and expenses in connection with legal counsel retained to represent such Nominee in connection with being a nominee. The Nominees will not receive any other compensation from SFS for their services as Nominees or directors of the Company, if elected. The foregoing is qualified in its entirety by reference to the form of Engagement and Indemnification Agreement, which is attached hereto as Exhibit B.

Other than as set forth in this Proxy Statement or in Annex B hereto, after reasonable inquiry, none of SFS or the other Participants, including the Nominees, nor any of their respective associates or majority-owned subsidiaries, is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profit, or the giving or withholding of proxies.

Other than as set forth in this Proxy Statement or in Annex B hereto, there are no material proceedings in which the Nominees or any of their respective associates is a party adverse to the Company or any of its subsidiaries, or material proceedings in which such Nominee or any such associate has a material interest adverse to the Company or any of its subsidiaries.

There exist no family relationships between any Nominee and any director or executive officer of the Company. The Nominees may be deemed to have an interest in their nominations for election to the Board by virtue of compensation the Nominees will receive from the Company as a director, if elected to the Board, and as described elsewhere in this Proxy Statement. SFS expects that the Nominees, if elected, will be indemnified for service as directors of the Company to the same extent indemnification is provided to the current directors of the Company under the Bylaws and the Charter. SFS also believes that, upon election, the Nominees will be covered by the Company’s officer and director liability insurance.

STOCKHOLDER PROPOSALS

According to the Company’s 2020 Annual Meeting Proxy Statement, stockholder proposals intended to be included in the Company’s proxy statement and form of proxy for the 2021 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received by the Company at its principal executive offices, 40 Pacifica, Irvine, California 92618, not later than November 19, 2020.

According to the Company’s 2020 Annual Meeting Proxy Statement, any director nomination or stockholder proposal of other business intended to be presented for consideration at the 2021 Annual Meeting, but not intended to be considered for inclusion in the Company’s proxy statement and form of proxy related to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be delivered to the Corporate Secretary at the address stated above no earlier than the close of business on December 29, 2020 and no later than the close of business on January 28, 2021.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the Company’s 2021 Annual Meeting is based on information contained in the Company’s 2020 Annual Meeting Proxy Statement and the Company’s Bylaws. The incorporation of this information in this Proxy Statement should not be construed as an admission by SFS, the Senator Parties or the Cannae Parties that such procedures are legal, valid or binding. Stockholders will not have rights of appraisal or similar dissenter’s rights with respect to any matters identified in this Proxy Statement to be acted upon at the Special Meeting.

INCORPORATED BY REFERENCE

SFS has omitted from this Proxy Statement certain disclosure required by applicable law that is to be included in the Company’s proxy statement to be delivered to stockholders relating to the Special Meeting. This disclosure includes, among other things, biographical information of the Company’s current directors, information concerning executive compensation and other important information. Stockholders should refer to the Company’s proxy statement in order to review this disclosure.

See Annex A for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the directors and management of the Company, as of the Company’s Definitive Proxy Statement, as filed on September 22, 2020.

The information concerning the Company contained in this Proxy Statement has been taken from, or is based upon, publicly available information.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the document to you if you write or call our proxy solicitor, D.F. King & Co., Inc. 48 Wall Street, New York, NY 10005, or toll free at (877) 478-5047. Banks and brokers may call collect at (212) 269-5550. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact our proxy solicitor at the above address and phone number.

This Proxy Statement is dated September 23, 2020. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to stockholders shall not create any implication to the contrary.

You are advised to read this Proxy Statement and other relevant documents when they become available because they will contain important information. You may obtain a free copy of this Proxy Statement and other relevant documents that we file with the SEC at the SEC’s website at www.sec.gov or by calling D.F. King at the address and phone number indicated above.

YOUR SUPPORT IS IMPORTANT

NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, WE ARE SEEKING YOUR SUPPORT. PLEASE COMPLETE, EXECUTE AND DATE THE ENCLOSED GOLD PROXY CARD AS SOON AS

POSSIBLE AND MAIL YOUR EXECUTED GOLD PROXY CARD TO D.F. KING IN THE ENCLOSED POSTAGE-PAID ENVELOPE (TO THE ADDRESS SET FORTH ON THE ENVELOPE, WHICH IS THE SAME AS THE ADDRESS AT THE BOTTOM OF THIS PAGE). ALTERNATIVELY, YOU MAY VOTE YOUR PROXY BY TELEPHONE OR INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH ON THE GOLD PROXY CARD.

IF YOUR SHARES ARE HELD IN STREET NAME, YOUR BROKER OR OTHER NOMINEE WILL HAVE ENCLOSED A GOLD VOTING INSTRUCTION CARD WITH THIS PROXY STATEMENT. WE STRONGLY ENCOURAGE YOU TO VOTE YOUR SHARES BY FOLLOWING THE INSTRUCTIONS PROVIDED ON THE GOLD VOTING INSTRUCTION CARD.

WHOM YOU CAN CALL IF YOU HAVE QUESTIONS

If you have any questions or require any assistance, please contact our proxy solicitor, D.F. King, at the following address and toll-free telephone number:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Toll-free: (877) 478-5047

Banks and brokers: (212) 269-5550

Email: CoreLogic@dfking.com

IT IS IMPORTANT THAT YOU COMPLETE, EXECUTE AND DATE YOUR GOLD PROXY CARD PROMPTLY AND SEND THE DOCUMENT TO D.F. KING IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROMPTLY VOTE YOUR PROXY BY PHONE OR INTERNET TO AVOID UNNECESSARY EXPENSE AND DELAY.

SENATOR FOCUSED STRATEGIES LP

September 23, 2020

ANNEX A

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT OF THE COMPANY

AND PRINCIPAL STOCKHOLDERS

Security Ownership of Directors and Executive Officers

The following information is based solely on the Company’s Definitive Proxy Statement filed with the SEC on September 22, 2020 and SFS makes no representation regarding its accuracy or completeness. The Company indicated in the Company’s Preliminary Proxy Statement that, to the Company’s knowledge, the following table sets forth the total number of shares of the Company Common Stock beneficially owned and the percentage of such Shares owned as of September 18, 2020 by (i) each director, (ii) Frank D. Martell, President and Chief Executive Officer; James L. Balas, Chief Financial Officer; Barry M. Sando, Managing Director, Underwriting & Workflow Solutions; Francis Aaron Henry, Chief Legal Officer & Corporate Secretary; and Arnold A. Pinkston, Former Chief Legal Officer & Corporate Secretary, and (iii) all directors and executive officers of the Company as a group.

Unless otherwise indicated, the persons listed in the table below are the beneficial owners of the listed Shares with sole voting and investment power (or, where applicable) shared power with such individual’s spouse and subject to community property laws) over the Shares listed. Share vesting or subject to rights exercisable within 60 days after September 18, 2020 are treated as outstanding in determining the amount and percentage beneficially owned by a person or entity.

Stockholders	Number of shares of common stock	Percent if greater than 1%
Directors
J. David Chatham	31,181	—
Douglas C. Curling	35,871	—
John C. Dorman	11,763	—
Paul F. Folino	5,910	—
Frank D. Martell	429,996	—
Claudia Fan Munce	8,921	—
Thomas C. O’Brien	32,016	—
Pamela Patenaude	—	—
Vikrant Raina	11,403	—
J. Michael Shepherd	3,458	—
Jaynie Miller Studenmund	31,066	—
David F. Walker	43,238	—
Current Named Executive Officers (“NEOs”) who are not directors
James L. Balas	65,933	—
Barry M. Sando	189,857	—
Francis Aaron Henry	594	—
All directors and current executive officers as a group (56 persons)	901,207	1.1%

Annex A-1

Principal Stockholders

The following table sets forth information regarding the ownership of the Company Common Stock by the persons or groups of stockholders who are known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Company Common Stock as of September 18, 2020 (using the number of Shares outstanding on this date for calculating the percentage). The information regarding beneficial owners of more than 5% of the outstanding shares of Company Common Stock (other than with respect to the Participants) is based solely on public filings made by such owners with the SEC.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Senator Investment Group LP and Cannae Holdings, Inc. (1)	7,941,090	9.9%
The Vanguard Group (2)	7,476,465	9.4%
BlackRock, Inc. (3)	6,777,819	8.5%

(1) Senator Investment Group LP and Cannae Holdings, Inc. and affiliates thereof have shared voting power and shared dispositive power with respect to 7,941,090 shares of Company Common Stock, consisting of 7,820,100 shares of Company Common Stock and total return swaps referencing 121,090 shares of Company Common Stock. The address of the principal business office of the reporting entities are, for Senator, 510 Madison Avenue, 28th Floor, New York, New York 10022 and, for Cannae, 1701 Village Center Circle, Las Vegas, Nevada 89134.

(2) Share count is based on a Form 13F-HR filed August 14, 2020, reporting beneficial ownership as of June 30, 2020. According to a Schedule 13G/A filed February 12, 2020, as of December 31, 2019, these securities are owned by The Vanguard Group and two wholly-owned subsidiaries, Vanguard Fiduciary Trust Company (“VFTC”) and Vanguard Investments Australia, Ltd. (“VIA”), as investment managers of collective trust accounts and Australian investment offerings, respectively. The Schedule 13G/A reports that VFTC is the beneficial owner of 31,260 shares of Company Common Stock and VIA is the beneficial owner of 27,977 shares of Company Common Stock. The Vanguard Group is a registered investment adviser and has sole voting power with respect to 41,025 shares of Company Common Stock, shared voting power with respect to 18,212 shares of Company Common Stock, sole dispositive power with respect to 7,578,725 shares of Company Common Stock and shared dispositive power with respect to 49,472 shares of Company Common Stock. The address of the principal business office of the reporting entity is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3) Share count is based on a Form 13F-HR filed August 14, 2020, reporting beneficial ownership as of June 30, 2020. According to a Schedule 13G/A filed February 5, 2020, as of December 31, 2019, BlackRock, Inc. is a parent holding company with sole voting power with respect to 6,749,137 shares of Company Common Stock and sole dispositive power with respect to 7,068,840 shares of Company Common Stock, reporting on behalf of certain related subsidiaries. The address of the principal business office of the reporting entity is 55 East 52nd Street, New York, New York 10055.

Annex A-2

ANNEX B

INFORMATION CONCERNING THE PARTICIPANTS IN THIS SOLICITATION

Senator, SFS, SGOM, SFH, Senator GP, Senator GP LLC, Senator Master GP, Douglas Silverman, Cannae, Cannae Holdings, W. Steve Albrecht, Martina Lewis Bradford, Gail Landis, Wendy Lane, Ryan McKendrick, Katherine “KT” Rabin, Sreekanth Ravi, Lisa Wardell and Henry W. “Jay” Winship comprise the “Participants” in this solicitation.

Except as described herein or in this Proxy Statement, none of the Participants beneficially own any securities of the Company or have any personal ownership interest, direct or indirect, in any securities of the Company. Set forth in this Annex B are transactions in the Company’s securities effected by the Participants hereto within the past two years. SFS and SGOM used their own respective assets and assets under its management to purchase the shares of Company Common Stock beneficially owned by the Participants. The shares of Company Common Stock owned by the Participants have been held in brokerage custodian accounts which, from time to time in the ordinary course, may have utilized margin borrowing in connection with purchasing, borrowing or holding of securities, and such shares of Company Common Stock may thereby have been subject to the terms and conditions of such margin debt and terms, together with all other securities held therein. Except as described herein, as of the date hereof, no part of the purchase price or market value of any of the shares of Company Common Stock held by the Participants is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such shares of Company Common Stock.

During the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Except as described herein, no Participant is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profit, or the giving or withholding of proxies.

Except as described herein, no Participant is the record or beneficial owner of any securities of the Company, or any parent or subsidiary of the Company.

None of the Nominees has been involved in any legal proceedings during the past ten years that would be required to be disclosed under Item 401(f) of Regulation S-K promulgated under the Exchange Act and that are material to an evaluation of the ability or integrity of any such nominee to become a director of the Company.

PERSONS MAKING THIS SOLICITATION AND OTHER PARTICIPANTS:

The name, citizenship, principal business address and certain other information with respect to the Participants is set forth below.

SENATOR INVESTMENT GROUP LP

Senator Investment Group LP is a Delaware limited partnership whose principal business address is 510 Madison Avenue, 28th Floor, New York, New York 10022. The principal business of Senator Investment Group LP is to act as investment manager to SFS, SGOM and SFH.

SENATOR MANAGEMENT LLC

Senator Management LLC is a Delaware limited liability company whose principal business address is 510 Madison Avenue, 28th Floor, New York, New York 10022. The principal business of Senator Management LLC is to act as general partner of Senator Investment Group LP.

Annex B-1

SENATOR GP LLC

Senator GP LLC is a Delaware limited liability company whose principal business address is 510 Madison Avenue, 28th Floor, New York, New York 10022. The principal business of Senator GP LLC is to act as the general partner of Senator Global Opportunity Master Fund LP and Senator Focused Holdings LP.

SENATOR MASTER GP LLC

Senator Master GP LLC is a Delaware limited liability company whose principal business address is 510 Madison Avenue, 28th Floor, New York, New York 10022. The principal business of Senator Master GP LLC is to act as the general partner of Senator Focused Strategies LP.

DOUGLAS SILVERMAN

Douglas Silverman, a United States citizen, is the Chief Executive Officer of Senator (Mr. Silverman indirectly controls each of Senator Investment Group LP, Senator GP LLC and Senator Master GP LLC). Mr. Silverman’s principal business address is 510 Madison Avenue, 28th Floor, New York, New York 10022.

SENATOR FOCUSED STRATEGIES LP

Senator Focused Strategies LP is a Delaware limited partnership whose principal business address is 510 Madison Avenue, 28th Floor, New York, New York 10022. The principal business of Senator Focused Strategies LP is to purchase, sell, trade and invest in securities.

SENATOR GLOBAL OPPORTUNITY MASTER FUND LP

Senator Global Opportunity Master Fund LP is a Delaware limited partnership whose principal business address is 510 Madison Avenue, 28th Floor, New York, New York 10022. The principal business of Senator Global Opportunity Master Fund LP is to purchase, sell, trade and invest in securities.

SENATOR FOCUSED HOLDINGS LP

Senator Focused Holdings LP is a Delaware limited partnership whose principal business address is 510 Madison Avenue, 28th Floor, New York, New York 10022. The principal business of Senator Focused Holdings LP is to purchase, sell, trade and invest in securities.

CANNAE HOLDINGS, INC.

Cannae Holdings, Inc. (NYSE: CNNE) is a Delaware corporation whose principal business address is 1701 Village Center Circle, Las Vegas, NV 89134. Cannae Holdings, Inc. is a holding company engaged in actively managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses, in order to achieve superior financial performance and maximize the value of these assets. Cannae was founded and is led by investor William P. Foley, II (“Foley”). Foley is responsible for the creation and growth of over $100 Billion in publicly traded companies including Fidelity National Information Services, Fidelity National Financial and Black Knight, Inc. Cannae’s current principal holdings include Dun & Bradstreet Holdings, Inc. (“DNB”), which recently completed a successful business transformation and IPO. Cannae holds an approximately 18% interest in DNB or ~76 million shares. Cannae’s second principal holding is Ceridian HCM Holding Inc. (“CDAY”), which Foley transformed from a legacy payroll bureau into a leading cloud based provider of human capital management software. Cannae owns 11% of CDAY representing approximately 16.1 million shares. Cannae’s third largest holding is approximately 6 million shares and equivalents in CoreLogic.

CANNAE HOLDINGS, LLC

Cannae Holdings, LLC is a Delaware limited liability company whose principal business address is 1701 Village Center Circle, Las Vegas, NV 89134. Cannae Holdings, LLC is a wholly-owned subsidiary of Cannae Holdings, Inc. The principal business of Cannae Holdings, LLC is to act as an operating subsidiary through which Cannae Holdings, Inc. conducts the activities described above.

Annex B-2

W. STEVE ALBRECHT

W. Steve Albrecht, a United States citizen, was the Gunnel Endowed Professor in the Marriott School of Management and a Wheatley Fellow at Brigham Young University. Mr. Albrecht’s principal business address is 223 E. 200 N., Bicknell, Utah 84715.

MARTINA LEWIS BRADFORD

Martina Lewis Bradford, a United States citizen, is the President and Chief Executive Officer of Palladian Hill Strategies. Ms. Bradford’s principal business address is 300 New Jersey Avenue, NW, Suite 900, Washington, DC 20001.

GAIL LANDIS

Gail Landis, a United States citizen, was a founding partner of Evercore Asset Management, LLC and served as managing principal from 2005 until her retirement in December 2011. Ms. Landis’ principal business address is 290 West End Ave., New York, New York 10023.

WENDY LANE

Wendy Lane, a United States citizen, is the Chairman of Lane Holdings, Inc. Ms. Lane’s principal business address is 348 Grove St., Needham, Massachusetts 02492.

RYAN MCKENDRICK

Ryan McKendrick, a United States citizen, served as the President and Chief Executive Officer of AMCOL Intl Corp until 2014. Mr. McKendrick’s principal business address is 170 S. Orchard Circle, Lake Forest, IL 60045.

KATHERINE “KT” RABIN

Katherine “KT” Rabin, a United States citizen, is a member of the Glass Lewis Research Advisory Council. Ms. Rabin’s principal business address is 544 Chapman Drive, Corte Madera, CA 94925.

SREEKANTH RAVI

Sreekanth Ravi, a United States citizen, is the executive chairman of the board for RSquared.ai. Mr. Ravi’s principal business address is PO Box 2045, Menlo Park, California 94026.

LISA WARDELL

Lisa Wardell, a United States citizen, is President, Chief Executive Officer, and Chairman of Adtalem Global Education, Inc. Ms. Wardell’s principal business address is 500 West Monroe, Suite 2800, Chicago IL 60615.

HENRY W. “JAY” WINSHIP

Henry W. “Jay” Winship, a United States citizen, is President of Pacific Point Capital. Mr. Winship’s principal business address is 16236 San Dieguito Road, Ste. 5-14, PO Box 8614, Rancho Santa Fe, California 92067.

TRANSACTIONS IN THE SECURITIES OF THE COMPANY:

Other than as set forth herein, no Participant has effected any transactions in any securities of the Company in the last two years.

The following table set forth all transactions in Company Common Stock effected by the Participants during the past two years.

Name	Trade Date	Buy/ Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Senator Global Opportunity Master Fund L.P.	April 25, 2019	Buy to Open	150,000	40.3610	N/A	6,054,150	Common Stock	N/A	1)
Senator Global Opportunity Master Fund L.P.	April 26, 2019	Buy to Open	62,945	40.5667	N/A	2,553,472	Common Stock	N/A	2)

Annex B-3

Name	Trade Date	Buy/ Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Senator Global Opportunity Master Fund L.P.	April 29, 2019	Buy to Open	17,055	40.9422	N/A	698,269	Common Stock	N/A	3)
Senator Global Opportunity Master Fund L.P.	April 30, 2019	Buy to Open	50,000	40.6194	N/A	2,030,970	Common Stock	N/A	4)
Senator Global Opportunity Master Fund L.P.	May 1, 2019	Buy to Open	60,000	40.0854	N/A	2,405,124	Common Stock	N/A	5)
Senator Global Opportunity Master Fund L.P.	May 2, 2019	Buy to Open	40,000	40.0506	N/A	1,602,024	Common Stock	N/A	6)
Senator Global Opportunity Master Fund L.P.	May 3, 2019	Buy to Open	19,590	40.5491	N/A	794,357	Common Stock	N/A	7)
Senator Global Opportunity Master Fund L.P.	May 6, 2019	Buy to Open	27,610	40.6193	N/A	1,121,499	Common Stock	N/A	8)
Senator Global Opportunity Master Fund L.P.	May 7, 2019	Buy to Open	27,800	39.6971	N/A	1,103,581	Common Stock	N/A	9)
Senator Global Opportunity Master Fund L.P.	May 15, 2019	Buy to Open	18,321	39.1356	N/A	717,003	Common Stock	N/A	10)
Senator Global Opportunity Master Fund L.P.	May 15, 2019	Buy to Open	21,679	39.5969	N/A	858,421	Common Stock	N/A	11)
Senator Global Opportunity Master Fund L.P.	May 16, 2019	Buy to Open	5,900	40.1181	N/A	236,697	Common Stock	N/A	12)
Senator Global Opportunity Master Fund L.P.	May 16, 2019	Sell to Close	900	40.2757	N/A	36,248	Common Stock	N/A	45)
Senator Global Opportunity Master Fund L.P.	May 31, 2019	Sell to Close	274,600	39.1443	N/A	10,749,033	Common Stock	N/A	13)
Senator Global Opportunity Master Fund L.P.	June 3, 2019	Sell to Close	150,000	39.0287	N/A	5,854,305	Common Stock	N/A	14)
Senator Global Opportunity Master Fund L.P.	June 4, 2019	Sell to Close	75,400	39.7013	N/A	2,993,478	Common Stock	N/A	15)
Senator Global Opportunity Master Fund L.P.	October 17, 2019	Buy to Open	18,318	47.8463	N/A	N/A	OTC Equity Forward	November 17, 2022	46)

Annex B-4

Name	Trade Date	Buy/ Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Senator Global Opportunity Master Fund L.P.	October 18, 2019	Buy to Open	35,000	47.1645	N/A	N/A	OTC Equity Forward	November 17, 2022	47)
Senator Global Opportunity Master Fund L.P.	October 21, 2019	Buy to Open	19,826	47.3206	N/A	N/A	OTC Equity Forward	November 17, 2022	48)
Senator Global Opportunity Master Fund L.P.	October 22, 2019	Buy to Open	231,339	47.1510	N/A	N/A	OTC Equity Forward	November 17, 2022	49)
Senator Global Opportunity Master Fund L.P.	October 23, 2019	Buy to Open	169,629	47.2698	N/A	N/A	OTC Equity Forward	November 17, 2022	50)
Senator Global Opportunity Master Fund L.P.	October 24, 2019	Buy to Open	75,609	39.8307	N/A	N/A	OTC Equity Forward	November 17, 2022	51)
Senator Global Opportunity Master Fund L.P.	October 24, 2019	Buy to Open	169,630	40.5763	N/A	N/A	OTC Equity Forward	November 17, 2022	52)
Senator Global Opportunity Master Fund L.P.	October 24, 2019	Buy to Open	79,941	41.5420	N/A	N/A	OTC Equity Forward	November 17, 2022	53)
Senator Global Opportunity Master Fund L.P.	October 24, 2019	Buy to Open	708	42.1134	N/A	N/A	OTC Equity Forward	November 17, 2022	54)
Senator Global Opportunity Master Fund L.P.	November 4, 2019	Buy to Open	138,241	39.8069	N/A	N/A	OTC Equity Forward	November 17, 2022	55)
Senator Global Opportunity Master Fund L.P.	November 5, 2019	Buy to Open	61,759	39.4491	N/A	N/A	OTC Equity Forward	November 17, 2022	56)
Senator Global Opportunity Master Fund L.P.	November 14, 2019	Buy to Open	125,000	39.1351	N/A	N/A	OTC Equity Forward	November 17, 2022	57)
Senator Global Opportunity Master Fund L.P.	November 15, 2019	Buy to Open	100,000	39.7469	N/A	N/A	OTC Equity Forward	November 17, 2022	58)
Senator Global Opportunity Master Fund L.P.	November 18, 2019	Buy to Open	170,000	39.8156	N/A	N/A	OTC Equity Forward	November 17, 2022	59)
Senator Global Opportunity Master Fund L.P.	November 19, 2019	Buy to Open	105,000	40.4868	N/A	N/A	OTC Equity Forward	November 17, 2022	60)
Senator Global Opportunity Master Fund L.P.	November 25, 2019	Buy to Open	25,000	40.8654	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A

Annex B-5

Name	Trade Date	Buy/ Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Senator Global Opportunity Master Fund L.P.	November 26, 2019	Buy to Open	25,000	41.2983	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Global Opportunity Master Fund L.P.	November 27, 2019	Buy to Open	25,000	41.6414	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Global Opportunity Master Fund L.P.	November 29, 2019	Buy to Open	25,000	41.4734	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Global Opportunity Master Fund L.P.	December 2, 2019	Buy to Open	50,000	41.1196	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Global Opportunity Master Fund L.P.	December 3, 2019	Buy to Open	5,000	40.9237	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Global Opportunity Master Fund L.P.	December 4, 2019	Buy to Open	50,000	41.3259	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Global Opportunity Master Fund L.P.	December 5, 2019	Buy to Open	50,000	41.5899	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Global Opportunity Master Fund L.P.	December 6, 2019	Buy to Open	35,000	41.9776	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Global Opportunity Master Fund L.P.	December 9, 2019	Buy to Open	60,000	41.7775	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Global Opportunity Master Fund L.P.	December 16, 2019	Buy to Open	20,000	42.4995	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Global Opportunity Master Fund L.P.	December 17, 2019	Buy to Open	40,000	42.3575	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Global Opportunity Master Fund L.P.	December 18, 2019	Buy to Open	50,000	42.2494	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Global Opportunity Master Fund L.P.	December 20, 2019	Sell to Close	1,960,000	42.5400	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Focused Strategies LP	December 20, 2019	Buy to Open	1,960,000	42.5400	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Focused Strategies LP	December 23, 2019	Buy to Open	55,000	43.0017	N/A	N/A	OTC Equity Forward	November 17, 2022	16)

Annex B-6

Name	Trade Date	Buy/ Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Senator Focused Strategies LP	December 24, 2019	Buy to Open	15,000	43.1225	N/A	N/A	OTC Equity Forward	November 17, 2022	17)
Senator Focused Strategies LP	December 26, 2019	Buy to Open	40,000	43.4228	N/A	N/A	OTC Equity Forward	November 17, 2022	18)
Senator Focused Strategies LP	December 27, 2019	Buy to Open	50,000	43.4690	N/A	N/A	OTC Equity Forward	November 17, 2022	19)
Senator Focused Strategies LP	December 30, 2019	Buy to Open	50,000	43.3935	N/A	N/A	OTC Equity Forward	November 17, 2022	20)
Senator Focused Strategies LP	December 31, 2019	Buy to Open	50,000	43.6555	N/A	N/A	OTC Equity Forward	November 17, 2022	21)
Senator Focused Strategies LP	January 2, 2020	Buy to Open	45,000	43.8065	N/A	N/A	OTC Equity Forward	November 17, 2022	22)
Senator Focused Strategies LP	January 3, 2020	Buy to Open	25,000	43.8251	N/A	N/A	OTC Equity Forward	November 17, 2022	23)
Senator Focused Strategies LP	January 6, 2020	Buy to Open	60,000	43.6900	N/A	N/A	OTC Equity Forward	November 17, 2022	24)
Senator Focused Strategies LP	January 7, 2020	Buy to Open	160,000	43.9448	N/A	N/A	OTC Equity Forward	November 17, 2022	25)
Senator Focused Strategies LP	January 8, 2020	Buy to Open	35,000	44.0565	N/A	N/A	OTC Equity Forward	November 17, 2022	26)
Senator Focused Strategies LP	January 9, 2020	Buy to Open	110,000	44.8886	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Focused Strategies LP	January 10, 2020	Buy to Open	175,000	45.3933	N/A	N/A	OTC Equity Forward	November 17, 2022	27)
Senator Focused Strategies LP	January 13, 2020	Buy to Open	25,000	45.5850	N/A	1,139,625	Common Stock	N/A	N/A
Senator Focused Strategies LP	January 15, 2020	Buy to Open	50,000	45.2795	N/A	2,263,975	Common Stock	N/A	28)
Senator Focused Strategies LP	January 15, 2020	Sell	75,000	45.1136	N/A	3,383,521	Common Stock	N/A	29)
Senator Focused Strategies LP	January 17, 2020	Buy to Open	50,000	45.2585	N/A	2,262,927	Common Stock	N/A	30)

Annex B-7

Name	Trade Date	Buy/ Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
Senator Focused Strategies LP	January 17, 2020	Sell	50,000	45.3800	N/A	2,269,000	Common Stock	N/A	N/A
Senator Focused Strategies LP	June 11, 2020	Buy to Open	300,000	46.2831	N/A	13,884,930	Common Stock	N/A	31)
Senator Focused Strategies LP	June 12, 2020	Buy to Open	47,988	45.6597	N/A	2,191,116	Common Stock	N/A	32)
Senator Focused Strategies LP	June 12, 2020	Buy to Open	97,012	46.2574	N/A	4,487,526	Common Stock	N/A	33)
Senator Focused Strategies LP	June 12, 2020	Buy to Open	55,000	47.7093	N/A	2,624,012	Common Stock	N/A	34)
Senator Focused Strategies LP	June 15, 2020	Buy to Open	200,000	47.0188	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Focused Strategies LP	June 16, 2020	Buy to Open	200,000	49.3319	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Focused Strategies LP	June 17, 2020	Buy to Open	200,000	49.3412	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Focused Strategies LP	June 22, 2020	Buy to Open	33,952	49.8051	N/A	1,690,983	Common Stock	N/A	35)
Senator Focused Strategies LP	June 22, 2020	Buy to Open	206,021	50.7587	N/A	10,457,367	Common Stock	N/A	36)
Senator Focused Strategies LP	June 22, 2020	Buy to Open	160,027	51.4895	N/A	8,239,706	Common Stock	N/A	37)
Senator Focused Strategies LP	June 23, 2020	Buy to Open	200,000	52.8761	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
Senator Focused Strategies LP	June 23, 2020	Buy to Open	29,800	51.7796	N/A	1,543,031	Common Stock	N/A	38)
Senator Focused Strategies LP	June 23, 2020	Buy to Open	45,200	52.7072	N/A	2,382,363	Common Stock	N/A	39)
Senator Focused Strategies LP	June 24, 2020	Buy to Open	375,000	52.8244	N/A	N/A	OTC Equity Forward	July 26, 2021	N/A
Senator Focused Strategies LP	June 24, 2020	Buy to Open	100,000	52.8444	N/A	N/A	OTC Equity Forward	July 26, 2021	N/A

Annex B-8

	Name	Trade Date	Buy/ Sell	No. of Shares / Quantity	Unit Cost	Strike Price	Trade Amount	Security	Expiration Date
	Senator Focused Strategies LP	June 25, 2020	Buy to Open	310,000	52.7617	N/A	N/A	OTC Equity Forward	July 26, 2021	N/A
	Senator Focused Strategies LP	June 25, 2020	Buy to Open	100,000	52.6036	N/A	N/A	OTC Equity Forward	July 26, 2021	N/A
	Senator Focused Strategies LP	June 25, 2020	Buy to Open	15,000	53.0356	N/A	795,534	Common Stock	N/A	40)
	Senator Focused Strategies LP	June 26, 2020	Buy to Open	350,000	67.6009	N/A	N/A	OTC Equity Forward	November 17, 2022	N/A
	Senator Focused Strategies LP	June 26, 2020	Buy to Open	552,247	65.2832	N/A	36,052,426	Common Stock	N/A	41)
	Senator Focused Strategies LP	June 26, 2020	Buy to Open	740,418	66.2256	N/A	49,034,607	Common Stock	N/A	42)
	Senator Focused Strategies LP	June 26, 2020	Buy to Open	437,276	67.5438	N/A	29,535,278	Common Stock	N/A	43)
	Senator Focused Strategies LP	June 26, 2020	Buy to Open	356,249	68.0654	N/A	24,248,227	Common Stock	N/A	44)
Cannae Holdings, LLC		September 14, 2020	Sell to Open	100	67.3796	N/A	6,700	Common Stock	N/A	N/A

1)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $39.88 to $40.75.
2)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $40.45 to $40.70.
3)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $40.76 to $41.22.
4)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $40.41 to $41.78.
5)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $39.73 to $40.52.
6)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $39.75 to $40.38.
7)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $40.36 to $40.65.
8)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $39.99 to $40.87.
9)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $39.55 to $40.01.
10)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $39.495 to $39.49.
11)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $39.5 to $39.71.

Annex B-9

12)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $39.77 to $40.37.
13)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $38.89 to $39.36.
14)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $38.64 to $39.25.
15)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $39.29 to $39.93.
16)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $42.41 to $43.39.
17)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $42.71 to $43.33.
18)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $43.24 to $43.58.
19)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $43.25 to $43.55.
20)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $43.08 to $43.5.
21)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $43.42 to $43.76.
22)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $43.58 to $44.10.
23)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $43.545 to $44.03.
24)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $43.31 to $43.95.
25)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $43.72 to $44.06.
26)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $43.70 to $44.19.
27)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $44.99 to $45.51.
28)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $45.095 to $45.575.
29)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $44.84 to $45.73.
30)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $45.12 to $45.50.
31)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $45.50 - 46.46.
32)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $44.86 - $45.86.
33)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $45.865 - $46.84.
34)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $47.62 - $47.85.
35)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $49.08 - $50.08.
36)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $50.09 - $51.09.
37)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $51.095 - $51.855.

Annex B-10

38)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $51.405 - $52.4.
39)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $52.41 - $53.16.
40)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $52.84 - $53.19.
41)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $64.75 - $65.75.
42)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $65.755 - $66.75.
43)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $66.76 - $67.76.
44)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $67.765 - $68.27.
45)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $40.27 to 40.30.
46)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $47.6 to $48.17.
47)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $46.84 to $47.68.
48)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $46.99 to $47.68.
49)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $46.77 to $47.59.
50)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $46.82 to $47.51.
51)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $38.99 to $39.99.
52)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $40 to $41.
53)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $41.005 to $41.925.
54)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $42.1 to$ 42.135.
55)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $39.415 to $40.28.
56)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $39.23 to $40.14.
57)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $38.985 to $39.43.
58)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $39.42 to $39.9.
59)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $39.55 to $40.01.
60)	The price above represent the weighted average purchase price. Trades were executed at prices ranging from $40.21 to $40.54.

On September 11, 2020, Senator Focused Strategies LP submitted notice to the counterparties of the over-the-counter forward purchase contracts (the “Share Forwards”) and the total return swaps (the “Total Return Swaps”) for physical settlement of Share Forwards referencing 885,000 shares of Company Common Stock and physical settlement of Total Return Swaps referencing 428,910 shares of Company Common Stock. As a result, on September 15, 2020, the counterparties to the Share Forwards and Total Return Swaps delivered to Senator

Annex B-11

Focused Strategies LP 885,000 shares of Company Common Stock and 428,910 shares of Company Common Stock, respectively. As a result of such settlements, Senator Focused Strategies LP is no longer a party to any Share Forwards and remains a party to Total Return Swaps referencing 121,090 shares of Company Common Stock. Immediately following delivery of the shares of Company Common Stock in connection with such physical settlement, SFS distributed 2,080,000 shares of Company Common Stock to SGOM and 1,410,000 shares of Company Common Stock to SFH.

Transactions by Nominees

Each of W. Steve Albrecht, Martina Lewis Bradford, Gail Landis, Wendy Lane, Ryan McKendrick, Katherine “KT” Rabin, Sreekanth Ravi, Lisa Wardell and Henry W. “Jay” Winship has had no transactions with respect to the Company’s securities during the past two years.

Annex B-12

EXHIBIT A

LETTER AGREEMENT

June 17, 2020

Senator Focused Strategies LP

510 Madison Avenue, 28th Floor

New York, NY 10028

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is entered into as of June 17, 2020 among Senator Focused Strategies LP (“Senator Focused”), Senator Global Opportunity Master Fund LP (“Senator”) and Cannae Holdings, LLC (“Cannae” and, together with Senator Focused and Senator, the “Parties”) regarding the Parties’ investment in CoreLogic, Inc. (the “Company”).

1. Disclosure Event. The Parties hereby acknowledge and agree that Senator Focused and Senator shall be entitled to take actions that require the filing of a Schedule 13D by each of the Parties (a “Schedule 13D”) with the Securities and Exchange Commission with respect to the Company (such actions, a “Disclosure Event”). Within ten (10) calendar days following the occurrence of a Disclosure Event, the Parties shall file a Schedule 13D with the SEC in a form mutually agreed by the Parties. Each Party shall consult with the other Parties with respect to the filing of any amendment to the Schedule 13D, shall consider in good faith the other Party’s comments to any such amendment and shall mutually agree on the form of such amendment. The Parties further acknowledge and agree that, following the filing of such Schedule 13D, Senator Focused and/or Senator shall be entitled to file a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended with respect to the Company.

2. Company Matters

(a) Subject to the proviso in Section 2(b) below, until the occurrence of a Termination Event, Cannae shall not, and shall cause its Affiliates not to, trade in, acquire or sell any securities, Swaps or Derivative Securities of the Company or offer to do any of the foregoing.

(b) Until the earlier to occur of (i) a Termination Event or (ii) an Offer Abandonment, Senator shall not, and shall cause its Affiliates (other than Senator Focused which is addressed in Section 2(c) below) not to, trade in, acquire or sell any securities, Swaps or Derivative Securities of the Company or offer to do any of the foregoing; provided that (A) this Section 2(b) shall not apply to an Approved Purchase, and (B) to the extent Senator or its Affiliates (other than Senator Focused) trade in, acquire or sell any securities, Swaps or Derivative Securities of the Company following the occurrence of an Offer Abandonment, but prior to the occurrence of a Termination Event, Cannae shall be offered the opportunity to, and may at its election, participate in such trade, acquisition or sale on a pro rata basis, based upon Cannae’s interest in Senator Focused relative to that of Senator and any of its Affiliates.

(c) During the period commencing upon the filing of the Schedule 13D and ending upon the earlier to occur of (i) a Termination Event or (ii) an Offer Abandonment, Senator Focused shall not sell any Shares, enter into any short position with respect to the Company, or enter into any Swaps or Derivative Securities of the Company, the value of which will increase in correspondence with a decrease in the price of the Shares, or offer to do any of the foregoing.

(d) Each Party represents that such Party has not taken any steps towards a tender or exchange offer for securities of the Company and no Party shall take any step towards, or commence, a tender offer or exchange offer in respect of the Company without the written consent of each of the other Parties.

Exhibit A-1

(e) Notwithstanding anything to the contrary set forth herein, nothing herein shall restrict or limit a Party’s ability to (i) convert, exercise or exchange Derivative Securities or Swaps into Shares, (ii) sell Shares in a Company Transaction, (iii) trade in, acquire or sell any securities, Swaps or Derivative Securities of the Company or offer to do any of the foregoing with the written consent of the other Parties, (iv) transfer such Party’s securities, Swaps or Derivative Securities of the Company or such Party’s interests in Senator Focused to a controlled Affiliate of, or an Affiliate under common control with, such Party, that agrees to be bound by the terms of this Agreement, or (v) following execution of a definitive agreement with respect to a Company Transaction, trade in, acquire or sell any securities, Swaps or Derivative Securities of the Company, so long as such transactions do not reduce such Party’s voting interest in the Company.

(f) The Parties shall file as an exhibit to the Schedule 13D a letter addressed to the board of directors of the Company describing Cannae’s proposal with respect to a Company Transaction at $62.50 per Share in a form mutually agreeable to the Parties.

(g) Following prior consultation with Cannae, Senator or its representatives shall have the right to control all substantive communications between Senator Focused and the Company involving activist discussions.

(h) Following prior consultation with Senator, an Affiliate of Cannae shall have the right to control all substantive communications between Senator Focused and the Company involving a Company Transaction.

(i) Cannae shall consult with Senator, but shall have the right to control all matters relating to the Company (vis-à-vis Senator Focused) following the execution of definitive documentation relating to a Company Transaction, including post-acquisition operational integration of the Company with Cannae.

3. Voting Matters.

(a) Until the occurrence of a Termination Event, Cannae shall, and shall cause its Affiliates to, vote all of their respective Shares (i) in favor of any nomination or other proposal submitted by Senator Focused, Senator or any of their respective Affiliates for a vote by the shareholders of the Company, (ii) against any competing nomination or proposal submitted for a vote of the shareholders of the Company and (iii) against any proposal which would be reasonably likely to impair the ability of such nomination(s) or proposal(s) to succeed.

(b) Until the earlier to occur of (i) a Termination Event or (ii) an Offer Abandonment, Senator Focused and Senator shall, and shall cause their respective Affiliates to, vote all of their respective Shares (i) in favor of a Company Transaction, (ii) in favor of other proposals submitted by Cannae for a vote by the shareholders of the Company in connection with its pursuit of a Company Transaction and (iii) against any proposal submitted for a vote by the shareholders of the Company which would be reasonably likely to impair the ability of Cannae to consummate a Company Transaction.

4. Definitions.

(a) “Affiliate” means, with respect to any person, any other person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by or is under common control with such person. The term “control” means (a) the legal or beneficial ownership of securities representing a majority of the voting power of any person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

Exhibit A-2

(b) “Approved Purchase” means the acquisition by Senator of Shares that have and/or Swaps with respect to which the underlying Shares have a Fair Market Value of up to $20,000,000.

(c) The terms “beneficial owner”, “beneficial ownership”, and “beneficially own” with respect to securities will be deemed to have the meaning that such terms would have under Section 13 of the Exchange Act and the rules or regulations thereunder.

(d) The term “business day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of New York are authorized or obligated to close.

(e) “Company Transaction” means a transaction constituting the acquisition of a controlling interest in the total outstanding equity securities of the Company by Cannae or any of its Affiliates whether by way of merger, consolidation, joint venture, investment, financing, change of control or other similar combination, recapitalization, reorganization or transaction involving the Company.

(f) “Derivative Securities” means securities or rights convertible into, or exercisable or exchangeable for, Shares, including options.

(g) “Offer Abandonment” means the earliest to occur of the following: (i) Cannae shall have provided written notification to Senator that Cannae is abandoning its pursuit of a Company Transaction at a price equal to or in excess of $62.50 per Share or (ii) following receipt of a written request from Senator that Cannae reconfirm its intent to pursue a Company Transaction at a price equal to or in excess of $62.50 per Share, Cannae shall fail to provide to Senator such confirmation in good faith within ten (10) business days of Cannae’s receipt of such written request.

(h) “Person” means a natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof.

(i) “Shares” means shares of common stock, $0.00001 par value per share, of the Company.

(j) “Swaps” means cash settled swaps and physically settled swaps that reference Shares.

(k) “Termination Event” means the earliest to occur of (i) the receipt of shareholder approval for a Company Transaction, (ii) the date that is one year from the earliest Disclosure Event to occur, (iii) the date that Senator Focused has taken an action which constitutes a material violation of U.S. federal or state securities laws, gross negligence or willful misconduct as determined in a final and non-appealable decision, judgment or order, (iv) following Cannae’s delivery of written notice to Senator of Senator’s material breach of this Agreement, receipt of a final judicial determination that Senator has materially breached this Agreement, and (v) following Senator’s delivery of written notice to Cannae of Cannae’s material breach of this Agreement, receipt of a final judicial determination that Cannae has materially breached this Agreement.

5. Miscellaneous.

(a) This Agreement shall become effective as of the date hereof.

(b) The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto. Except as set forth herein, the rights and obligations under this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

Exhibit A-3

(c) This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Delaware, without reference to conflicts of laws principles.

(d) It is agreed that no failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(e) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

[The next page is the signature page]

Exhibit A-4

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, whereupon this letter agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

CANNAE HOLDINGS, LLC

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle Title: Managing Director, General Counsel and Corporate Secretary

CONFIRMED AND AGREED TO:

SENATOR FOCUSED STRATEGIES LP
By:	Senator Master GP LLC, its General Partner

By:	/s/ Evan Gartenlaub
Name: Evan Gartenlaub
Title: General Counsel

SENATOR GLOBAL OPPORTUNITY MASTER FUND LP

By:	Senator Master GP LLC, its General Partner

By:	/s/ Evan Gartenlaub
Name: Evan Gartenlaub
Title: General Counsel

Exhibit A-5

EXHIBIT B

FORM OF ENGAGEMENT AND INDEMNIFICATION AGREEMENTS

ENGAGEMENT AND INDEMNIFICATION AGREEMENT, dated as of [●], 2020 (this “Agreement”), by and between Senator Focused Strategies LP (“SFS”) and [●] (“Nominee”).

WHEREAS, SFS has asked Nominee, and Nominee has agreed, to be (i) a member of the slate of nominees (the “Slate”) of SFS for election or appointment to the Board of Directors (the “Board of Directors”) of CoreLogic, Inc., a Delaware corporation (the “Company”), at a special meeting of stockholders of the Company (including any adjournments or postponements thereof) (the “Special Meeting”) and (ii) named as such in the proxy soliciting materials related to the Special Meeting;

WHEREAS, SFS may solicit proxies from the stockholders of the Company in support of Nominee’s election or appointment as a director of the Company at the Special Meeting (the “Solicitation”); and

WHEREAS, Nominee has agreed to serve as a director of the Company if so elected at the Special Meeting or appointed by other means.

NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of SFS that Nominee is relying on this Agreement in agreeing to be a nominee as aforesaid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Claim” means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal, investigative or other), whether instituted by SFS, the Company or any other party, or any inquiry or investigation that Nominee in good faith believes might lead to the institution of any such action, suit or proceeding.

“Expenses” means all reasonable out-of-pocket attorneys’ fees and all other reasonable out-of-pocket fees, costs, and expenses paid or incurred in connection with the Solicitation or related matters, as applicable, including without limitation, investigating, defending or participating in (as a party, witness or otherwise, including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event, including the reasonable out-of-pocket costs and expenses of Nominee incurred in connection with seeking enforcement of this Agreement in the event that Nominee is successful in such enforcement action, in each case except to the extent arising out of or resulting from Nominee’s willful violation of state or federal law in connection with the Solicitation, gross negligence, willful misconduct, bad faith or a material misstatement or omission in any information provided by Nominee in connection with the Solicitation, and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

“Indemnifiable Event” means any event or occurrence arising out of, or any action taken or omitted to be taken in connection with, the Solicitation or being a member of the Slate, in each case except to the extent arising out of or resulting from Nominee’s willful violation of state or federal law in connection with the Solicitation, gross negligence, willful misconduct, bad faith or a material misstatement or omission in the information provided by the Nominee in connection with the Solicitation and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

Exhibit B-1

“Loss or Losses” means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Losses), in each case except to the extent arising out of or resulting from Nominee’s willful violation of state or federal law in connection with the Solicitation, gross negligence, willful misconduct, bad faith or a material misstatement or omission in the information provided by the Nominee in connection with the Solicitation as ultimately determined in a final judgment by a court of competent jurisdiction, and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

2.         Agreement to be Named and Serve; Consideration. Nominee hereby agrees to (a) be a nominee for election or appointment to the Board of Directors of the Company at the Special Meeting, and not withdraw from such nomination prior to the Special Meeting, except in the event of fraud, bad faith or willful misconduct by SFS in connection with the Solicitation as ultimately determined in a final judgment by a court of competent jurisdiction, (b) be named as such in the proxy soliciting materials related to the Special Meeting, (c) serve as a director of the Company if so elected at the Special Meeting or appointed by other means, (d) devote reasonable time and energy necessary to participate in the Solicitation as reasonably requested by SFS, subject to reasonable attempts to accommodate Nominee’s other professional responsibilities and avoid conflicts with Nominee’s pre-existing schedule, by Nominee making him or herself available to attend and participate in meetings with, interviews with and presentations to stockholders, analysts, fund managers, representatives of nominee holders, proxy advisory firms, members of the media, and other persons SFS may reasonably request in connection with the Solicitation, the election or appointment of the Slate or any stockholder resolutions SFS may determine to bring before the Company’s stockholders in connection with the Solicitation and (e) subject to Section 4 below, reasonably cooperate with SFS in connection with any litigation or investigation arising out of or related to the Solicitation, including the nomination of the Slate, and subject to reasonable attempts to accommodate Nominee’s other professional responsibilities and avoid conflicts with Nominee’s pre-existing schedule, to be reasonably available to respond to and participate as reasonably necessary in any such action or investigation. SFS will pay Nominee $25,000 upon execution of this Agreement and, if Nominee serves on the Slate and does not withdraw (except as expressly permitted by Section 2(a) above), SFS will pay Nominee $25,000 upon the earlier to occur of (i) Nominee’s election to the Board of Directors by the Company’s stockholders, (ii) Nominee’s appointment or election to the Board of Directors by the Company’s Board of Directors, (iii) Nominee’s appointment or the appointment of any other person to the Board of Directors pursuant to an agreement between the Company and SFS, (iv) Nominee not being elected or appointed as a director of the Company following the conclusion of a Solicitation in which SFS nominated (and did not withdraw) Nominee for election or appointment to the Company’s Board of Directors or (v) the revocation or abandonment by SFS of Nominee’s nomination for election to the Company’s Board of Directors. Nominee acknowledges that the Solicitation, and Nominee’s obligations set forth in this section 2, may extend beyond the Special Meeting and continue until Nominee’s election or appointment to the Board of Directors, regardless of whether such election or appointment occurs prior to, concurrently with, or following, the Special Meeting. Except as set forth herein, the parties hereto agree that Nominee shall not be entitled to receive any cash or other consideration from SFS in respect of Nominee’s agreements contained herein, whether or not Nominee is elected or appointed to the Board of Directors of the Company.

3.         Questionnaires; Disclosure of Information. Nominee hereby agrees (a) to promptly complete and sign one or more questionnaires requesting information relating to Nominee’s background and qualifications (the “Questionnaires”) and the representation and agreement (the “Representation and Agreement”) that are both required to be completed and delivered to the Company in order to be eligible to be a nominee for election as a director of the Company, pursuant to Section 2.10(c) of Article II of the Company’s bylaws, (b) the written consent that is required to be completed and delivered to the Company in order to be eligible to be a nominee for election to the Board of Directors and to serve as a director if elected, pursuant to Section 2.10(a)(ii)(A)(2) of Article II of the Company’s bylaws (the “Written Consent”), (c) that Nominee’s responses in the Questionnaires and the representations made in the Written Consent will be true, complete and correct in all material respects and will not omit any material information, (d) that Nominee will provide true, correct and complete information

Exhibit B-2

concerning such other matters as are required or customary to be disclosed regarding Nominee, his or her nomination to the Board of Directors or the Solicitation under (i) the Company’s bylaws or (ii) pursuant to the rules and regulations contained in the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder, (e) that Nominee will promptly provide any additional information as may be reasonably requested by SFS, such information to be true and correct and not omit any material information, and (f) that Nominee will promptly notify SFS of any changes or updates to any information provided by Nominee to SFS pursuant to this Section 3. Nominee further agrees that SFS may forward the Written Consent, the Questionnaire(s) and the Representation and Agreement to the Company, and both SFS and the Company may at any time, in their respective discretion, publicly disclose such information, as well as the existence and contents of this Agreement; subject to Nominee’s review and approval of any biographical information to be publicly disclosed, such approval not to be unreasonably conditioned, delayed or withheld. Furthermore, Nominee understands that SFS may elect, at its expense, to conduct a background and reference check of Nominee and Nominee agrees to complete and execute any necessary authorization forms or other documents reasonably required in connection therewith.

4.         Indemnification.

(a)         In the event Nominee was, is or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event, SFS or a designee thereof, to the fullest extent permitted by applicable law, shall indemnify and hold harmless Nominee from and against any and all Losses suffered, incurred or sustained by Nominee or to which Nominee becomes subject, arising out of such Claim (it being understood and agreed that, except as provided in Section 4(c) with respect to Expenses, reimbursements of any such Losses payable hereunder shall be made as soon as practicable but in any event no later than 30 days after written request is made to SFS accompanied by supporting documentation).

Nominee shall give SFS prompt written notice of any Claim (accompanied by such reasonable supporting documentation as may be in Nominee’s possession) promptly after Nominee becomes aware thereof.

(b)         In the case of the commencement of any Claim against Nominee in respect of which he or she may seek indemnification from SFS hereunder, SFS will be entitled to participate therein, including, without limitation, the negotiation and approval of any settlement of such Claim. In addition, SFS shall have the right to assume control of the defense of such Claim with counsel chosen by SFS that is reasonably satisfactory to the Nominee. To the extent that SFS may wish to assume the defense of any Claim against Nominee in respect of which Nominee may seek indemnification from SFS hereunder, SFS shall provide Nominee with written notice of SFS’s election to assume the defense of such Claim and SFS shall expressly agree therein that the Nominee is entitled to indemnification hereunder with respect to such Claim. Except as provided in the immediately succeeding sentence, from and after such election by SFS to assume defense of a Claim, SFS will not be liable to Nominee under this Agreement for any Expenses subsequently incurred by Nominee in connection with the defense thereof other than reasonable costs of investigation and preparation therefor (including, without limitation, appearing as a witness and reasonable fees and expenses of legal counsel in connection therewith). If, in any action for which indemnity may be sought hereunder, SFS shall not have timely assumed the defense thereof with counsel reasonably satisfactory to Nominee, or Nominee shall have been advised by his or her independent counsel in writing that it would constitute a conflict of interest for the same counsel to represent both Nominee and SFS in such action, or if Nominee has been advised by independent counsel that Nominee has separate or additional defenses than those available to SFS with regard to such action, Nominee shall have the right to employ his or her own counsel reasonably satisfactory to SFS in such action, in which event SFS shall pay directly or reimburse Nominee for any costs not paid directly for all reasonable out-of-pocket legal fees and expenses incurred by Nominee in connection with the

Exhibit B-3

defense thereof; provided, however, that SFS shall be obligated to pay for only one firm and one local counsel in a relevant jurisdiction to serve as counsel for the Nominee. Nominee shall not settle any action without the prior written consent of SFS, which consent shall not be unreasonably conditioned, delayed or withheld. SFS shall not settle any Claim in any manner that would impose any expense, penalty, obligation or limitation on Nominee, or would contain language (other than a recitation of any amounts to be paid in settlement) that could reasonably be viewed as an acknowledgment of wrongdoing on the part of Nominee, without Nominee’s prior written consent (which consent shall not be unreasonably delayed or withheld) and any such settlement shall fully and completely release the Nominee from any liability or obligations with respect to the Claim (and the facts and circumstances arising therefrom).

(c)         Nominee’s right to indemnification pursuant to this Section 4 shall include the right of Nominee to be advanced by SFS or a designee thereof any Expenses incurred in connection with any Indemnifiable Event as such expenses are incurred by Nominee; provided, however, that all amounts advanced in respect of such Expenses shall be promptly repaid to SFS or a designee thereof by Nominee to the extent it shall ultimately be determined in a final judgment by a court of competent jurisdiction that Nominee is not entitled to be indemnified for or advanced such Expenses.

(d)         Notwithstanding any other provision of this Agreement to the contrary, the indemnity and expense reimbursement obligations of SFS provided by this Agreement will not apply to any event or occurrence (i) prior to the date hereof or subsequent to the conclusion of the Solicitation or such earlier time as Nominee is no longer a member of the Slate, or (ii) relating to or directly or indirectly arising out of Nominee’s service as a director of the Company.

5.         Publicity. From and after the date hereof until the date on which Nominee is elected or appointed to serve as a Director, Nominee shall coordinate with SFS with respect to Nominee’s public disclosures regarding the Solicitation, including press releases, public announcements and statements or disclosures to the media concerning this Agreement, the Solicitation or any of the matters contemplated hereby, by using commercially reasonable efforts to notify SFS with respect to any planned media engagements and, to the extent feasible, to coordinate with SFS on the text of such disclosures or topics to be discussed in connection with such engagements.

6.         No Agency. Each of SFS and Nominee acknowledges that Nominee is not acting as an agent of SFS or in a fiduciary capacity with respect to SFS and that Nominee is not assuming any duties or obligations to SFS other than those expressly set forth in this Agreement. Nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the parties, nor any agency and, except as explicitly set forth herein, nothing contained herein shall entitle Nominee to any compensation from SFS. Each of SFS and Nominee further acknowledges that, should Nominee be elected or appointed to the Board of Directors of the Company, Nominee will be acting as a director of the Company, on behalf of the Company and all of its stockholders, independent of and not controlled by SFS, and all of Nominee’s activities and decisions as a director of the Company will be governed by applicable law and subject at all times to his or her fiduciary duties to the Company and its stockholders. Nothing in this Agreement is intended to or shall govern or restrict Nominee’s decisions or conduct as a Company director. Each of SFS and Nominee further acknowledges that there is no agreement between or among them regarding the voting or holding of any shares of the Company.

7.         Amendment; Waiver; Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in a writing signed by the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. The parties may not waive or vary any right hereunder except by an express written waiver or variation. Any failure to exercise or any delay in exercising any such rights, or any partial or defective exercise of any such rights, shall not operate as a waiver or variation of that or

Exhibit B-4

any other such right. The waiver by one party of any breach of this Agreement by another party shall not be deemed a waiver of any other prior or subsequent breach of this Agreement.

8.         Subrogation. In the event of payment under this Agreement, SFS shall be subrogated to the extent of such payment to all of the rights of recovery of Nominee, and Nominee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable SFS effectively to bring suit to enforce such rights.

9.         No Duplication of Payments. SFS shall not be liable under this Agreement to make any payment in connection with a Claim made against Nominee to the extent Nominee has otherwise actually received payment (under any insurance policy, by-law or otherwise) of the amounts otherwise indemnifiable hereunder. In addition, Nominee shall be required to reimburse SFS for any indemnification payments made to Nominee by SFS for any Losses to the extent that Nominee subsequently receives payment of such amounts from another source.

10.         Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party,

if to SFS, to:

Senator Focused Strategies LP

510 Madison Avenue, 28th Floor

New York, New York 10028

Attention:	Evan Gartenlaub, General Counsel
Telephone:	(212) 376-4300
Email:	egartenlaub@senatorlp.com

with a copy to (which copy shall not constitute notice hereunder):

Cadwalader, Wickersham & Taft LLP

200 Liberty Street

New York, New York 10281

Attention:	Richard M. Brand, Esq.
Joshua A. Apfelroth, Esq.
Telephone:	(212) 504-5757; (212) 504-6391
Facsimile:	(212) 504-6666
Email:	Richard.Brand@cwt.com; Joshua.Apfelroth@cwt.com

if to Nominee, to:

[●]

[Address Line 1]

[Address Line 2]

Email:     [Nominee’s Email Address]

or such other address, email address or telecopy number as such party may hereafter specify for the purpose by notice to the other party hereby given in accordance with this Section 10. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 10.

11.         Termination. This Agreement shall automatically terminate on the earlier to occur of (a) the completion of an unsuccessful Solicitation (as determined by SFS) and (b) Nominee’s election or appointment to the Board of Directors; provided, that SFS may terminate this Agreement at any time upon written notice to Nominee; provided, further, that termination of this Agreement shall not relieve SFS of any obligation to pay to Nominee a fee pursuant to Section 2 that has accrued prior to such termination and that SFS’s obligations with respect to advancement, reimbursement and indemnification hereunder and Nominee’s obligations with respect

Exhibit B-5

to non-disclosure, advancement, reimbursement and indemnification hereunder shall each remain in full force and effect and survive the termination of this Agreement.

12.         Nominee Acknowledgement. Nominee acknowledges that SFS shall be under no obligation to nominate Nominee for election or appointment to the Board of Directors. Nominee acknowledges that SFS will rely upon information provided by Nominee for purposes of preparing submissions to the Company, proxy solicitation materials and other public disclosure.

13.         Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the state courts of the State of New York located in New York County, or in the United States District Court for the Southern District of New York, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 10, such service to become effective ten days after such mailing.

14.         Execution by Counterparts/Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed by facsimile or PDF.

15.         Expense Reimbursement. SFS hereby agrees to reimburse Nominee for his or her reasonable, documented, out-of-pocket expenses incurred as a result of being a member of the Slate, including, without limitation, reimbursement for reasonable out-of-pocket travel expenses and the reasonable costs and expenses incurred by the Nominee in connection with the negotiation and execution of this Agreement; provided, that Nominee hereby agrees that in the event Nominee reasonably determines that he or she needs to retain legal counsel to represent Nominee in connection with being a member of the Slate (other than in connection with a claim for indemnification, which is addressed in Section 4) he or she will employ counsel selected by SFS and reasonably satisfactory to Nominee. Should Nominee be elected or appointed to the Board of Directors of the Company, other than as expressly set forth herein, SFS will not be liable for any expenses or any other liabilities incurred by Nominee during the period following election or appointment to the Board of Directors of the Company.

16.         Non-Disclosure. Nominee acknowledges and agrees to hold in strict confidence and will not use nor disclose to third parties information Nominee receives from SFS or any of its agents or representatives or information developed by Nominee based upon such information Nominee receives from SFS or any of its agents or representatives, except for (a) information which was public at the time of disclosure or becomes part of the public domain without disclosure by Nominee, (b) information which Nominee learns from a third party (other than SFS or its agents or representatives) which does not, to the knowledge of the Nominee after reasonable inquiry, have a legal, contractual or fiduciary obligation of confidentiality to SFS or its agents or representatives, (c) following Nominee’s election or appointment as a director of the Company, information which is necessary for Nominee to disclose in order to comply with Nominee’s fiduciary duties under applicable law or (d) information which is required to be disclosed by applicable law, rule or regulation or court process; provided, that in the event of any required disclosure pursuant to this clause (d), Nominee hereby agrees to use commercially reasonable efforts to notify SFS promptly so that SFS may seek, at SFS’ expense, a protective order or other appropriate remedy or, in SFS’s sole discretion, waive compliance with the terms of this Section 16; provided, further, that in the event that no such protective order or other remedy is obtained, or that SFS waives compliance with the terms of this Section 16, Nominee further agrees to furnish only that portion of the confidential information which Nominee is advised by counsel is legally required and will cooperate with

Exhibit B-6

SFS’s efforts, without incurring any monetary expense, to obtain assurance that confidential treatment will be accorded to the confidential information. Nominee further agrees not to (i) make any public communication relating to the Solicitation without the prior permission of SFS and (ii) stand for election through nomination by the Company or any other stockholder of the Company (other than SFS), as director of the Company without the prior permission of SFS. Nothing in this Section 16 shall constrain Nominee’s communications with his or her counsel, or prevent Nominee from disclosing information to his or her counsel.

17.         Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

18.         Headings. The headings used herein are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

19.         Warranty of Authority. Each person executing this Agreement represents and warrants that he or she has full authority to sign this Agreement on behalf of the party for which he or she is acting and that the parties will thereby be fully bound by the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

20.         Remedies. Nominee hereby acknowledges that money damages would be both difficult to calculate and speculative and an insufficient remedy for any breach of Nominee obligations in Sections 2, 3, 4, 5 and/or 16 and that any such breach would cause SFS irreparable harm. Accordingly, Nominee also agrees that in the event of any breach or threatened breach of Sections 2, 3, 4, 5 and/or 16 SFS, in addition to any other remedies at law or in equity it may have, shall be entitled to equitable relief, including injunctive relief and specific performance, without the requirement of posting a bond or other security or proof of actual damages.

21.         Most Favored Nation. SFS hereby represents and warrants to Nominee, as of the date hereof, that it has not entered into an engagement and indemnification agreement (or other similar agreement) with another nominee or potential nominee of SFS to the Board of Directors of the Company that provides rights and benefits to such nominee or potential nominee that are different and more beneficial to the Nominee than those of the Nominee contained herein (such a provision, a “Nominee Favored Provision”), and SFS agrees that if, after the date hereof, SFS enters into an engagement and indemnification agreement (or other similar agreement) with another nominee or potential nominee of SFS to the Board of Directors of the Company that contains a Nominee Favored Provision Nominee, the Nominee shall automatically receive such rights and benefits hereunder and such rights and benefits shall automatically be provided for in this Agreement.

[Signatures on following page]

Exhibit B-7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SENATOR FOCUSED STRATEGIES LP

By:

Name:
Title:

Name:

Exhibit B-8

GOLD PROXY CARD

CORELOGIC, INC.

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF SENATOR FOCUSED STRATEGIES LP

YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE YOUR PROXY TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Your Internet or telephone vote must be received by 11:59 p.m. Eastern Time on November 16, 2020, the day prior to the date of the Special Meeting in order to be counted in the final tabulation. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

UNLESS YOU ARE VOTING BY TELEPHONE OR ON THE INTERNET AS PROVIDED BELOW, PLEASE SIGN, DATE AND MAIL THIS GOLD PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED.

VOTE BY TELEPHONE

Have this GOLD proxy card available when you call the Toll-Free number (888) 227-9349 using a touch-tone telephone from the United States and follow the simple instructions presented to you.

VOTE BY INTERNET

Have this GOLD proxy card available when you access the website https://vote.proxyonline.com and follow the simple instructions presented to you.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to:

AFS PROXY SERVICES

PO Box 199015

Brooklyn, NY

11219-9804

The undersigned hereby constitutes and appoints Quentin Koffey, Evan Gartenlaub, Edward T. McCarthy and Richard M. Brand, and each of them, proxies and agents with power to act without the others, with full power of substitution and with discretionary authority with respect to all of the shares of common stock, par value $0.00001 per share, of CoreLogic, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the special meeting of the Company’s stockholders scheduled to be held on November 17, 2020 (the “Special Meeting”) and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting, as specified below.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” all of the Proposals, as set forth in the proxy statement filed by Senator Focused Strategies LP (“SFS”) on September 23, 2020. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment or postponement and any meeting held in lieu thereof. This proxy revokes any previously executed proxy with respect to the matters set forth herein.

Without limitation, when properly executed, this proxy will provide SFS with authority (i) to initiate and vote for the Proposals, (ii) to oppose and vote against any other matters which SFS does not know, a reasonable time before the date of the Special Meeting, are to be presented at the Special Meeting and (iii) to oppose and vote against any proposal to adjourn or postpone the Special Meeting.

As used on this GOLD Proxy Card, the term “Bylaws” refers to the Company’s Amended and Restated Bylaws effective July 6, 2020.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

SFS recommends you vote (i) “FOR” the removal of J. David Chatham, Douglas C. Curling, John C. Dorman, Paul F. Folino, Thomas C. O’Brien, Pamela H. Patenaude, Vikrant Raina, J. Michael Shepherd and David F. Walker as directors of the Company, (ii) “FOR” the election of W. Steve Albrecht, Martina Lewis Bradford, Gail Landis, Wendy Lane, Ryan McKendrick, Katherine “KT” Rabin, Sreekanth Ravi, Lisa Wardell and Henry W. “Jay” Winship as directors of the Company, (iii) “FOR” the repeal the repeal of any unilateral Bylaw amendment and (iv) “FOR” the proposal to amend the Company’s Bylaws to provide mechanics for calling a special meeting if no or less than a majority of directors are then in office.

If no direction is given, this proxy will be voted “FOR” each of the Proposals below.

PROPOSAL 1: To Remove J. David Chatham, Douglas C. Curling, John C. Dorman, Paul F. Folino, Thomas C. O’Brien, Pamela H. Patenaude, Vikrant Raina, J. Michael Shepherd and David F. Walker as directors of the Company	FOR REMOVAL of all	☐	WITHHOLD AUTHORITY for removal of all	☐	FOR REMOVAL EXCEPT director(s) written below†	☐

†  INSTRUCTIONS. If you do not wish your shares voted “FOR” the removal of a particular director, mark the “FOR REMOVAL EXCEPT” box and write the name(s) of the director(s) you do not wish to remove below that box. Your shares will be voted for the removal of the remaining Nominee(s).

PROPOSAL 2: To Nominate W. Steve Albrecht, Martina Lewis Bradford, Gail Landis, Wendy Lane, Ryan McKendrick, Katherine “KT” Rabin, Sreekanth Ravi, Lisa Wardell and Henry W. “Jay” Winship for appointment to the Board	FOR all nominees	☐	WITHHOLD AUTHORITY for all nominees	☐	FOR ALL EXCEPT director(s) written below†	☐

†  INSTRUCTIONS. If you do not wish your shares voted “FOR” the appointment of a particular Nominee, mark the “FOR ALL EXCEPT” box and write the name(s) of the Nominee(s) you do not support below that box. Your shares will be voted for the appointment of the remaining Nominee(s).

PROPOSAL 3: To Repeal Any Bylaw Amendment to the Version Filed on July 6, 2020 (other than any amendments to the Bylaws set forth in these Proposals)	FOR	☐	AGAINST	☐	ABSTAIN	☐

PROPOSAL 4: To Amend Article II, Section 2.2 of the Bylaws to provide mechanics for calling a special meeting if no or less than a majority of directors are then in office	FOR†	☐	AGAINST	☐	ABSTAIN	☐

Signature:_____________________________________________________________________

Signature (if held jointly):________________________________________________________

Title (only if shares are held by an entity):___________________________________________

Dated:_______________________________________________________________________

Please sign exactly as your name appears on the Company’s books and records. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, SIGN, DATE AND MAIL

IN THE ENCLOSED POSTAGE PAID ENVELOPE AS PROMPTLY AS POSSIBLE